UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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☑	Definitive Proxy Statement

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COMCAST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2007 Annual Meeting of Shareholders of Comcast Corporation

Date:	May 23, 2007

Time:	Doors open: 8:00 a.m. Eastern Daylight Time
Meeting begins: 9:00 a.m. Eastern Daylight Time

Place:	Pennsylvania Convention Center
One Convention Center Place
1101 Arch Street
Philadelphia, Pennsylvania 19107

Purposes:	• Elect directors

• Ratify the appointment of our independent auditors

• Vote on seven shareholder proposals

• Conduct other business if properly raised

All shareholders are cordially invited to attend the meeting. Travel directions can be found on page 61 of the attached proxy statement. At the meeting you will hear a report on our business and have a chance to meet our directors and executive officers. Our 2006 Annual Report to Shareholders is enclosed.

Only shareholders of record on March 15, 2007 may vote at the meeting. Attendance at the meeting is limited to shareholders and one guest.

Your vote is important. Please vote your shares promptly. To vote your shares, you can use the Internet or call the toll-free telephone number as described in the proxy statement and on your proxy card, or complete, sign, date and return your proxy card.

ARTHUR R. BLOCK
Secretary

March 29, 2007

i

PROXY STATEMENT

GENERAL INFORMATION

Who May Vote

Holders of record of our Class A and Class B common stock at the close of business on March 15, 2007 may vote at the annual meeting of shareholders. Holders of our Class A Special common stock are not entitled to vote at the meeting. This proxy statement is being sent to holders of Class A Special common stock for informational purposes only. This proxy statement and the enclosed proxy card are being mailed to our shareholders beginning on or about April 4, 2007.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or abstain from voting.

If you are a registered shareholder (meaning your name is included on the shareholder list maintained by our transfer agent, Computershare Trust Company, N.A., whether you hold your shares in book-entry through Computershare or in certificated form), you can vote by proxy in any of the following ways:

•	Via the Internet: Go to www.investorvote.com/cmc and follow the instructions outlined on the secure Internet site.

•	By telephone: Call toll free 1-800-652-8683 and follow the instructions provided on the recorded message.

•	In writing: Complete, sign, date and return your proxy card in the enclosed envelope.

If you vote via the Internet or by telephone, your vote must be received by 5:00 p.m. Eastern Daylight Time on May 22, 2007.

If you give us your signed proxy but do not specify how to vote, we will vote your shares in favor of the director candidates and the ratification of the appointment of our independent auditors, and against the seven shareholder proposals.

If your shares are held in the name of your bank, brokerage firm or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

If your shares are held in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan, your shares will be voted as you specify on your proxy card. If you hold shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and do not vote, or you sign and return your proxy card without voting instructions, the respective plan trustee will vote your shares in the same proportion on each matter as it votes shares held in the respective plan for which voting directions were received. To allow sufficient time for voting by the respective plan trustee, your voting instructions must be received by May 18, 2007.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Revoking a Proxy

If you are a registered shareholder, you may revoke your proxy before it is voted by:

•	Submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;

•	Notifying our Secretary in writing before the meeting at the address given on page 3; or

•	Voting in person at the meeting.

If your shares are held in the name of your bank, brokerage firm or other nominee, you should follow the instructions received from them, or contact your broker, in order to change your vote.

Attending in Person

Attendance at the meeting is limited to shareholders and one guest. For safety and security reasons, video and audio recording devices and other electronic devices will not be allowed in the meeting. All meeting attendees may be asked to present a valid, government-issued photo identification, such as a driver’s license or passport, before entering the meeting, and attendees will be subject to security inspections.

For registered shareholders, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting. Shareholders who do not present an admission ticket at the meeting will be admitted only upon verification of ownership.

If your shares are held in the name of your bank, brokerage firm or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on March 15, 2007, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership, such as a recent bank or brokerage statement, to Comcast Corporation, in care of Computershare, Client Administration, 250 Royall Street, Canton, Massachusetts 02021.

Webcast of the Meeting

We are pleased to offer an audio webcast of the annual meeting of shareholders. If you choose to listen to the audio webcast, you may do so at the time of the meeting via a link on our Web site at www.cmcsa.com or www.cmcsk.com.

Conduct of the Meeting

The Chairman of our Board has broad authority to conduct the annual meeting of shareholders in an orderly manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

Additional Information on the Annual Meeting of Shareholders

If you have questions or would like more information about the annual meeting of shareholders, you can contact us in any of the following ways:

•	Via the Internet: Go to our Web site, www.cmcsa.com or www.cmcsk.com, and click on “2007 Annual Meeting of Shareholders” to find meeting logistics, vote your proxy or access additional shareholder information.

•	By telephone: Call toll free 1-866-281-2100.

•	By writing to the following address:

Arthur R. Block
Secretary
Comcast Corporation
1500 Market Street
Philadelphia, Pennsylvania 19102-2148

Contacting Our Board, Board Committees or Directors

Our Board has provided a process for shareholders to communicate with its members. Shareholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board, to a particular director, to the nonemployee directors or to any other group of directors or committee of the Board, in care of Arthur R. Block, Secretary, Comcast Corporation, at the address given above. You may also send an e-mail in care of the Chair of the Audit Committee of the Board by using the following e-mail address: audit_committee_chairman@comcast.com. All such communications are promptly reviewed and, as appropriate, forwarded to either the Board, the relevant committee(s) of the Board or individual Board or committee member(s) based on the subject matter of the communication.

Corporate Governance

Our Board has adopted corporate governance guidelines. These guidelines address items such as the standards, qualifications and responsibilities of our directors and director candidates, and corporate governance policies and standards applicable to us in general. In addition, we have a code of ethics and business conduct which applies to all our employees, including our executive officers and directors. Both the code and the guidelines are posted under the “Governance” section of our Web site at www.cmcsa.com or www.cmcsk.com. Amendments to our code will also be posted on this section of our Web site. The charters of each of the Board’s Governance and Directors Nominating, Audit and Compensation Committees are also posted on our Web site. More information on our Board and its committees can be found beginning on page 9.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Outstanding Shares and Voting Rights

At the close of business on March 15, 2007, the record date, we had outstanding 2,068,127,125 shares of Class A common stock, 1,037,826,656 shares of Class A Special common stock and 9,444,375 shares of Class B common stock.

On each matter to be voted upon, the Class A common stock and Class B common stock will vote together. As of the record date, each holder of Class A common stock is entitled to 0.1370 votes per share and each holder of Class B common stock is entitled to 15 votes per share. Holders of Class A Special common stock are not entitled to vote at the meeting.

All of the information in this proxy statement regarding shares outstanding, per share voting information, shares underlying option and stock awards, and option exercise prices reflects the three-for-two stock split in the form of a 50% stock dividend which was paid on February 21, 2007 to shareholders of record on February 14, 2007. In connection with the stock split, holders of Class A common stock received an additional 0.5 share of Class A common stock for every share held of record on February 14, and holders of Class A Special common stock and Class B common stock received an additional 0.5 share of Class A Special common stock for each share held of record on February 14. Each shareholder who owned an odd number of shares prior to the stock split received cash in lieu of the fractional share to which such shareholder would otherwise have been entitled.

In order to carry on the business of the annual meeting of shareholders, we must have a quorum. This means that, for each matter presented, shareholders entitled to cast a majority of the votes that shareholders are entitled to cast on that matter must be represented at the meeting, either in person or by proxy. If the meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above at the meeting, will constitute a quorum for the purpose of acting on any matter described in this proxy statement.

The director candidates who receive the most votes will be elected to fill the available seats on our Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur on a matter when a bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on the election of directors and ratification of the appointment of our independent auditors, but may not vote your shares on the adoption of the seven shareholder proposals.

Principal Shareholders

This table sets forth information as of February 28, 2007 about persons we know to beneficially own more than 5% of any class of our voting common stock.

		Amount Beneficially		Percent of
Title of Voting Class	Name and Address of Beneficial Owner	Owned		Class

Class A common stock	Dodge & Cox	163,422,790	(1)	7.9%
	555 California Street, 40th Floor
	San Francisco, CA 94104

	Microsoft Corporation	150,935,575	(2)	7.3%
	One Microsoft Way
	Redmond, WA 98053

	Barclays Global Investors, N.A.	134,690,583	(3)	6.5%
	45 Fremont Street
	San Francisco, CA 94105

	Marsico Capital Management, LLC	109,115,725	(4)	5.3%
	1200 17th Street
	Denver, CO 80202

Class B common stock	Brian L. Roberts	9,444,375	(5)	100%
	1500 Market Street
	Philadelphia, PA 19102-2148

(1)	This information is based upon a filing with the Securities and Exchange Commission, or SEC, dated February 8, 2007 made by Dodge & Cox setting forth information as of December 31, 2006.

(2)	This information is based upon a filing with the SEC dated November 25, 2002 made by Microsoft Corporation setting forth information as of November 18, 2002.

(3)	This information is based upon a filing with the SEC dated January 9, 2007 made by Barclays Global Investors, N.A. setting forth information as of December 31, 2006. Shares listed as beneficially owned by

Barclays Global Investors, N.A. are owned by the following entities: Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited.

(4)	This information is based upon a filing with the SEC dated February 13, 2007 made by Marsico Capital Management, LLC setting forth information as of December 31, 2006.

(5)	Includes 9,039,663 shares of Class B common stock owned by a limited liability company of which Mr. Brian L. Roberts is the managing member and 404,712 shares of Class B common stock owned by certain family trusts. The shares of Class B common stock beneficially owned by Mr. Brian L. Roberts represent 33 1/3% of the combined voting power of the two classes of our voting common stock, which percentage is generally non-dilutable under the terms of our Articles of Incorporation. Under our Articles of Incorporation, each share of Class B common stock is convertible, at the shareholder’s option, into one share of Class A common stock or Class A Special common stock. For information regarding Mr. Brian L. Roberts’ beneficial ownership of Class A common stock, see footnote (16) under “Security Ownership of Directors and Executive Officers” below.

Security Ownership of Directors and Executive Officers

This table sets forth information as of February 28, 2007 about the amount of common stock beneficially owned by our current directors, the named executive officers listed in the Summary Compensation Table for 2006 below and our directors and executive officers as a group. Except as noted, no shares of common stock held by our directors or executive officers have been pledged.

	Amount Beneficially Owned(1)						Percent of Class
			Class A					Class A
Name of Beneficial Owner	Class A(2)		Special(3)		Class B		Class A(2)	Special(3)	Class B

John R. Alchin(4)	61,072		1,381,683	(5)			*	*
	10,125	(6)					*
S. Decker Anstrom	33,750		2,400				*	*
	9,203	(6)					*
	5,279	(7)					*
Kenneth J. Bacon	45,450						*
	9,203	(6)					*
Sheldon M. Bonovitz	49,383	(8)	251,790	(9)			*	*
	9,203	(6)	58,451	(6)			*	*
Edward D. Breen	5,625						*
	9,203	(6)					*
	2,101	(7)					*
Julian A. Brodsky	353,784		3,615,362	(10)			*	*
			1,918,177	(6)				*
Stephen B. Burke	1,091,135	(11)	4,514,550	(12)			*	*
David L. Cohen	786,742		576,956				*	*
	62,100	(6)	7,500	(6)			*	*
Joseph J. Collins	116,062	(13)					*
	9,203	(6)					*
	2,379	(7)					*
J. Michael Cook	47,810	(14)	3,450				*	*
	9,203	(6)					*
	4,159	(7)					*
Jeffrey A. Honickman	40,500		10,177	(15)			*	*
	9,308	(6)					*
	1,477	(7)					*
Brian L. Roberts	1,757,788	(16)	26,853,326	(17)	9,444,375	(18)	*	2.5%	100	%(18)

	Amount Beneficially Owned(1)						Percent of Class
			Class A					Class A
Name of Beneficial Owner	Class A(2)		Special(3)		Class B		Class A(2)	Special(3)	Class B

Ralph J. Roberts	1,056,562		7,887,043	(19)			*	*
	652,007	(6)					*
Dr. Judith Rodin	33,750						*
	9,203	(6)					*
	4,159	(7)					*
Lawrence S. Smith(20)	73,842	(21)	815,745	(22)			*	*
Michael I. Sovern	54,132						*
	9,203	(6)					*
All directors and executive	6,835,657		49,859,965		9,444,375	(18)	*	4.4%	100	%(18)
officers as a group	(8)(11)(13)(14)		(5)(9)(10)(12)(15)
(18 persons)	(16)(21)(23)(24)		(17)(19)(22)(23)(25)

*	Less than 1% of the applicable class.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, or the Exchange Act.

(2)	Includes beneficial ownership of shares of Class A common stock for which the following persons hold options exercisable on or within 60 days of February 28, 2007: Mr. Anstrom, 33,750 shares; Mr. Bacon, 33,750 shares; Mr. Bonovitz, 33,750 shares; Mr. Breen, 5,625 shares; Mr. Brodsky, 165,000 shares; Mr. Burke, 832,125 shares; Mr. Cohen, 710,625 shares; Mr. Collins, 14,062 shares; Mr. Cook, 43,930 shares; Mr. Brian L. Roberts, 1,593,750 shares; Mr. Ralph J. Roberts, 1,017,750 shares; Dr. Rodin, 33,750 shares; Mr. Sovern, 43,932 shares; and all directors and executive officers as a group, 4,922,399 shares. Also includes beneficial ownership of shares of Class A common stock underlying restricted stock units, or RSUs, held by the following persons that vest on or within 60 days of February 28, 2007: Mr. Alchin, 43,560 shares; Mr. Burke, 56,430 shares; Mr. Cohen, 60,637 shares; Mr. Brian L. Roberts, 107,100 shares; Mr. Ralph J. Roberts, 38,812 shares; Mr. Smith, 49,387 shares; and all directors and executive officers as a group, 380,314 shares.

(3)	Includes beneficial ownership of shares of Class A Special common stock for which the following persons hold options exercisable on or within 60 days of February 28, 2007: Mr. Alchin, 912,750 shares; Mr. Brodsky, 1,813,677 shares; Mr. Burke, 4,304,810 shares; Mr. Cohen, 556,500 shares; Mr. Brian L. Roberts, 17,532,568 shares; Mr. Ralph J. Roberts, 4,973,899 shares; Mr. Smith, 609,442 shares; and all directors and executive officers as a group, 32,609,102 shares.

(4)	On November 27, 2006, Mr. John R. Alchin notified us of his intention to retire from his positions as Executive Vice President, Co-Chief Financial Officer and Treasurer early in 2008. Upon Mr. Alchin’s retirement, Mr. Michael J. Angelakis, who became our Executive Vice President and Co-Chief Financial Officer on March 28, 2007, will become our Chief Financial Officer. For more information regarding Mr. Alchin’s retirement and Mr. Angelakis’ employment agreement, please see the Form 8-K we filed with the SEC on November 28, 2006.

(5)	Includes 44 shares of Class A Special common stock owned in our Retirement-Investment Plan, and 95,325 shares which have been pledged.

(6)	Represents share equivalents which will be paid at a future date in cash and/or in stock at the individual’s election pursuant to an election made under our deferred compensation arrangements.

(7)	Represents share equivalents which will be paid at a future date in stock under our deferred compensation arrangements.

(8)	Includes 9,637 shares of Class A common stock owned by his wife, 156 shares held by him as trustee for testamentary trusts and 5,815 shares owned by family partnerships.

(9)	Includes 4,575 shares of Class A Special common stock owned by his wife, 54,435 shares held by him as a trustee of grantor retained annuity trusts, 15,714 shares owned by a charitable foundation of which his wife is a trustee, and 168,792 shares owned by family partnerships.

(10)	Includes 250,453 shares of Class A Special common stock owned held by him as trustee of grantor retained annuity trusts, 517,954 shares owned in an irrevocable trust, and 75,000 shares owned by a family charitable foundation of which his wife is a trustee.

(11)	Includes 5,370 shares of Class A common stock owned in our Retirement-Investment Plan.

(12)	Includes 34,608 shares of Class A Special common stock owned in our Retirement-Investment Plan.

(13)	Includes 102,000 shares of Class A common stock held by him as a trustee of grantor retained annuity trusts.

(14)	Includes 2,425 shares of Class A common stock owned by his wife.

(15)	Includes 37 shares of Class A Special common stock owned by his daughter.

(16)	Includes 6,327 shares of Class A common stock owned in our Retirement-Investment Plan. Also includes 2,034 shares owned by his wife. Does not include shares of Class A common stock issuable upon conversion of Class B common stock beneficially owned by Mr. Brian L. Roberts. If Mr. Brian L. Roberts were to convert the Class B common stock that he beneficially owns into Class A common stock, Mr. Brian L. Roberts would beneficially own 11,202,163 shares of Class A common stock, representing less than 1% of the Class A common stock.

(17)	Includes 61,699 shares of Class A Special common stock owned in our Retirement-Investment Plan. Also includes 4,068 shares owned by his wife, 240 shares owned by his daughter and 341,670 shares owned by a family charitable foundation of which his wife is a trustee. Also includes 7,056,323 shares owned by a limited liability company of which Mr. Brian L. Roberts is the managing member, and 1,222,065 shares owned by certain non-grantor family trusts, but does not include shares of Class A Special common stock issuable upon conversion of Class B common stock beneficially owned by Mr. Brian L. Roberts. If Mr. Brian L. Roberts were to convert the Class B common stock that he beneficially owns into Class A Special common stock, Mr. Brian L. Roberts would beneficially own 36,297,701 shares of Class A Special common stock, representing approximately 3.4% of the Class A Special common stock.

(18)	See footnote (5) under “Principal Shareholders.”

(19)	Includes 278,346 shares of Class A Special common stock owned by family partnerships, the general partner of which is controlled by Mr. Ralph J. Roberts, and 91,500 shares owned by a family charitable foundation of which his wife is a trustee.

(20)	On November 27, 2006, Mr. Lawrence S. Smith notified us of his decision to retire from his positions as Executive Vice President and Co-Chief Financial Officer on March 28, 2007. On the day of Mr. Lawrence S. Smith’s retirement, Mr. Michael J. Angelakis became our Executive Vice President and Co-Chief Financial Officer under an employment agreement dated November 20, 2006. For more information regarding Mr. Smith’s retirement and Mr. Angelakis’ employment agreement, please see the Form 8-K we filed with the SEC on November 28, 2006.

(21)	Includes 1,941 shares of Class A common stock owned in an individual retirement account, and 3,928 shares owned in irrevocable trusts.

(22)	Includes 18,750 shares of Class A Special common stock owned by a family charitable foundation of which his wife is a trustee, and 15,525 shares owned in irrevocable trusts. Also includes 36,847 shares owned by a family partnership, the general partner of which is controlled by Mr. Smith, and 105,000 shares which have been pledged.

(23)	Includes share equivalents which will be paid at a future date in cash and/or in stock at the individual’s election pursuant to an election made under our deferred compensation arrangements.

(24)	Includes share equivalents which will be paid at a future date in stock under our deferred compensation arrangements.

(25)	Includes 4,782 shares of Class A Special common stock owned by the children of an executive officer, other than those named above.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Exchange Act. We have reviewed copies of the reports we received and written representations from the individuals required to file the reports. Based on our review of the copies of the reports, and written representations received from the reporting persons, we believe that all filings required to be made by the reporting persons of Comcast for the period January 1, 2006 through December 31, 2006 were made on a timely basis, except as follows: Mr. Lawrence S. Smith, our former Co-Chief Financial Officer, inadvertently failed to report his beneficial ownership of shares of our Class A common stock and Class A Special common stock held in certain family trusts. These holdings have subsequently been reported on a Form 4.

PROPOSAL 1:  ELECTION OF DIRECTORS

Based on the recommendation of our Board’s Governance and Directors Nominating Committee, our Board has nominated the director candidates named below, all of whom currently serve as our directors. All of our directors are elected for one-year terms.

If a director nominee becomes unavailable before the annual meeting of shareholders, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Governance and Directors Nominating Committee names one.

Our Board has determined that each of our nonemployee directors, other than Mr. Bonovitz, is independent, in accordance with the director independence definition specified in our corporate governance guidelines, which are posted under the “Governance” section of our Web site, www.cmcsa.com or www.cmcsk.com, and in accordance with applicable Nasdaq Global Select Market rules. Following the annual meeting of shareholders, if all director nominees are elected to serve as our directors, independent directors will constitute two-thirds of our Board. In making its independence determinations, our Board considered the following relationships.

•	Mr. Anstrom is an executive officer of Landmark Communications, Inc., subsidiaries of which provide programming networks that are distributed by us. Under applicable Nasdaq Global Select Market rules, Mr. Anstrom qualifies as independent since the amount of fees we pay for such programming networks falls within Nasdaq Global Select Market prescribed limits. In each of 2004, 2005 and 2006, the amounts we paid to Landmark and its subsidiaries did not exceed the greater of 5% of Landmark’s consolidated gross revenues for that year or $200,000. In considering Mr. Anstrom’s independence under our corporate governance guidelines, our Board also determined that the Landmark business relationship is on customary arm’s-length terms and is not material to us. In addition, our Board determined that Mr. Anstrom has no material conflicts of interest as a result of Landmark’s businesses, and that he has no significant personal or other business relationships with us or any of our executive officers or other employees. Additional information regarding Mr. Anstrom’s relationship with us can be found under “Related Party Transaction Policy and Certain Transactions” on page 15.

•	Mr. Bonovitz is Chairman and Chief Executive Officer of Duane Morris LLP, a law firm that we had retained for legal services prior to 2004. Under applicable Nasdaq Global Select Market rules, Mr. Bonovitz qualifies as independent notwithstanding this past business relationship. However, our Board has determined that Mr. Bonovitz does not meet the independence definition in our corporate governance guidelines because of his personal relationships with the Roberts family.

•	Mr. Breen is Chairman of the Board and Chief Executive Officer of Tyco International Ltd., a company with which we engage in ordinary course commercial transactions. Under applicable Nasdaq Global Select Market rules, Mr. Breen qualifies as independent since the amount of fees we paid to Tyco and the amount of fees Tyco paid to us in respect of such commercial arrangements fall within Nasdaq Global Select Market prescribed limits. In each of 2004, 2005 and 2006, the amounts we paid to Tyco and the amounts Tyco paid to us did not exceed the greater of 5% of the recipient company’s consolidated gross revenues for that year or $200,000. In considering Mr. Breen’s independence under our corporate governance guidelines, our Board also determined that the Tyco business relationship is on customary arm’s-length terms and is not material to us.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Set forth below is information about each of the nominees for director.

Brian L. Roberts, 47, has served as a director and as our President and Chief Executive Officer since November 2002 and Chairman of the Board since May 2004. Prior to November 2002, Mr. Roberts served as a director and President of our predecessor for more than five years. He is a son of Mr. Ralph J. Roberts. Mr. Roberts is also a director of Comcast Holdings Corporation, one of our wholly owned subsidiaries, and

The Bank of New York Company, Inc. and is the Chairman of the board of directors of the National Cable and Telecommunications Association.

Ralph J. Roberts, 87, has served as a director and Chair of the Executive and Finance Committee of the Board since November 2002. Prior to November 2002, Mr. Roberts served as a director and Chairman of the Board of our predecessor for more than five years. He is the father of Mr. Brian L. Roberts.

S. Decker Anstrom, 56, has served as a director since November 2002. Prior to November 2002, Mr. Anstrom served as a director of our predecessor since 2001. Mr. Anstrom was President and Chief Executive Officer of The Weather Channel from 1999 to 2001. In 2002, Mr. Anstrom became a director and President and Chief Operating Officer of Landmark Communications, Inc., a privately held multimedia company, the assets of which include The Weather Channel. He is currently a director of the National Cable and Telecommunications Association.

Kenneth J. Bacon, 52, has served as a director since November 2002. Mr. Bacon has served as the Executive Vice President of Housing and Community Development at Fannie Mae since July 2005. Prior to this, he was the interim Executive Vice President of Housing and Community Development from January 2005 to July 2005 and Senior Vice President of Multifamily Investment at Fannie Mae since 2000. Mr. Bacon is currently a director of the Fannie Mae Foundation and the National Equity Fund. Mr. Bacon is a member of the Executive Leadership Council, Real Estate Roundtable and the Urban Land Institute.

Sheldon M. Bonovitz, 69, has served as a director since November 2002. Prior to November 2002, he served as a director of our predecessor for more than five years. Mr. Bonovitz has been Chairman and Chief Executive Officer of the law firm of Duane Morris LLP for more than five years. Mr. Bonovitz is also a director of eResearch Technology, Inc. In addition, he is a trustee of the Dolfinger-McMahon Charitable Trust and the Christian R. and Mary F. Lindbach Foundation, and he serves on the board of trustees of the Barnes Foundation, The Curtis Institute of Music, the Free Library of Philadelphia and the Philadelphia Museum of Art. Mr. Bonovitz is married to a first cousin of Mr. Brian L. Roberts.

Edward D. Breen, 51, has served as a director since June 2005. Mr. Breen has been Chairman and Chief Executive Officer of Tyco International Ltd. since July 2002. From January 2002 to July 2002 Mr. Breen was President and Chief Operating Officer of Motorola, Inc., from January 2001 to January 2002 he was Executive Vice President and President of Motorola’s Networks Sector, and from January 2000 to January 2001 he was Executive Vice President and President of Motorola’s Broadband Communications Sector. Mr. Breen is a director of Tyco International Ltd.

Julian A. Brodsky, 73, has served as a director since November 2002. From November 2002 to April 2004 he served as our Vice Chairman and since May 2004 he has served as our non-executive Vice Chairman. Prior to November 2002, he served as a director and Vice Chairman of our predecessor for more than five years. In addition, he is a director of Amdocs Ltd. and RBB Fund, Inc.

Joseph J. Collins, 62, has served as a director since October 2004. Mr. Collins currently serves as the Chairman of Aegis, LLC. He had been Chairman and Chief Executive Officer of AOL Time Warner Interactive Video from August 2001 until December 2003. From 1989 to August 2001, Mr. Collins served as Chairman and Chief Executive Officer of Time Warner Cable.

J. Michael Cook, 64, has served as a director since November 2002. From 2001 until 2002, Mr. Cook served as a director of AT&T Corp. Mr. Cook is a director of Eli Lilly and Company and International Flavors & Fragrances, Inc. Mr. Cook is also a member of the Advisory Board of the Securities Regulation Institute, Chairman Emeritus of the board of Catalyst, Chairman of the Accountability Advisory Panel to the Comptroller General of the United States, a member of the Advisory Council of the Public Company Accounting Oversight Board (PCAOB) and a member of the Advisory Board of the Graduate School of the University of Florida.

Jeffrey A. Honickman, 50, has served as a director since December 2005. He has been the Chief Executive Officer of Pepsi-Cola and National Brand Beverages, Ltd., a bottling and distribution company, which includes among its affiliates Pepsi-Cola Bottling Company of New York and Canada Dry Bottling

Companies from New York to Virginia, for more than five years. He currently serves on the board of directors of the Cadbury Schweppes Americas Beverages Bottlers Association and the Pepsi-Cola Bottlers Association, where he served as Chairman from 1999 to 2001. Mr. Honickman is currently Chairman of the board of trustees of Germantown Academy, and also serves on the board of governors of St. Joseph’s University Academy of Food Marketing, the board of trustees of the National Museum of American Jewish History, and the Dean’s Advisory Council of the Drexel University College of Business and Administration.

Dr. Judith Rodin, 62, has served as a director since November 2002. She is President of the Rockefeller Foundation. Dr. Rodin had previously been President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the University of Pennsylvania, from 1994 until 2004. She is currently a director of Aetna, Inc., AMR Corporation, Citigroup and Electronic Data Systems Corporation, and also serves as a trustee of 43 of the mutual funds managed by The BlackRock Funds.

Michael I. Sovern, 75, has served as a director since November 2002. Prior to November 2002, he served as a director of AT&T Corp. for more than five years. Mr. Sovern is Chairman of Sotheby’s. He is President Emeritus and Chancellor Kent Professor of Law at Columbia University where he served as President for more than five years. He is President and a director of The Shubert Foundation and a director of The Shubert Organization. He is currently a director of Sequa Corp. and Sotheby’s.

About our Board and its Committees

The Board	We are governed by a Board of Directors and various committees of the Board that meet throughout the year. During 2006, there were nine meetings of our Board and a total of 22 committee meetings. Each director attended more than 75% of the aggregate of the number of Board meetings and the number of meetings held by all of the committees on which he or she served. Our independent directors have the opportunity to meet separately in an executive session following each regularly scheduled Board meeting and under our corporate governance guidelines are required to meet in executive session at least two times each year. During 2006, our independent directors held four of these executive sessions. Following the annual meeting of shareholders, if all director nominees are elected to serve as our directors, we will have eight independent directors. As described in greater detail below, we also have a Presiding Director, currently Mr. Cook, who presides at the executive sessions that our independent directors hold. We encourage our directors to attend the annual meeting of shareholders. All but one of our directors attended the 2006 annual meeting of shareholders.

Presiding Director	In accordance with our corporate governance guidelines, our Board has a Presiding Director position, which is currently filled by Mr. Cook. The Presiding Director:

•    presides over executive sessions of our independent directors, including an annual executive session during which our independent directors review the performance of our Chief Executive Officer and senior management;

•    consults in advance with our independent directors concerning the need for an executive session in connection with each regularly scheduled Board meeting, as well as the agenda items for any such Board meeting (including those of interest to our independent directors);

•    communicates periodically between Board meetings and executive sessions with our independent directors, following discussions with management and otherwise, on topics of importance to our independent directors;

• reviews and approves the process for the annual self-assessment of our directors and our Board as a whole;

• organizes the annual Board evaluation of the performance of our Chief Executive Officer and senior management; and

• reviews and suggests topics for presentation at Board meetings.

The role of Presiding Director is filled by an independent director recommended by the Governance and Directors Nominating Committee and appointed by the Board annually at the Board meeting immediately following the annual meeting of shareholders.

Committees of our Board	Our Board has four committees. The following describes for each committee its current membership, the number of meetings held during 2006 and its mission.

Executive and Finance Committee	Sheldon M. Bonovitz, Julian A. Brodsky, J. Michael Cook and Ralph J. Roberts (Chair).

This committee met two times in 2006. The Executive and Finance Committee acts for the directors in the intervals between Board meetings with respect to any matters delegated to it by our Board.

Audit Committee	Joseph J. Collins, J. Michael Cook (Chair), Jeffrey A. Honickman and Dr. Judith Rodin. Each member of the committee is independent as defined under Nasdaq Global Select Market rules. A copy of this committee’s charter is posted under the “Governance” section of our Web site at www.cmcsa.com or www.cmcsk.com.

This committee met 10 times in 2006. The Audit Committee is responsible for the oversight and evaluation of:

• the qualifications, independence and performance of our independent auditors;

• the performance of our internal audit function; and

• the quality and integrity of our financial statements and the effectiveness of our internal control over financial reporting.

The Audit Committee is also responsible for preparing the Audit Committee report required by the rules of the SEC, and this report is included on page 16.

Our Board has concluded that one member of the Audit Committee, J. Michael Cook, qualifies as an audit committee financial expert.

Compensation Committee	S. Decker Anstrom, Joseph J. Collins, Dr. Judith Rodin (Chair) and Michael I. Sovern. Each member of the committee is independent as defined under Nasdaq Global Select Market rules. A copy of this committee’s charter is posted under the “Governance” section of our Web site at www.cmcsa.com or www.cmcsk.com.

This committee met five times in 2006. The Compensation Committee reviews and approves our compensation and benefit programs, ensures the competitiveness of these programs and oversees and sets compensation for our senior executives. Also, together with the Governance and Directors Nominating Committee, it oversees succession planning for our senior management (including our Chief Executive Officer). The Compensation Committee is also responsible for preparing the Compensation Committee report required by the rules of the SEC, and this report is included on page 37.

On a regular basis, the company engages the services of a compensation consultant to provide research and analysis as to the form and amount of executive and director compensation. The consultant does not have any role in determining or recommending the form or amount of compensation. We request that the consultant provide market research utilizing information derived from proxy statements, surveys and on the basis of its consulting experience, and that the consultant use other methodological standards and policies in accordance with its established procedures. The Compensation Committee determines or approves the parameters used by the consultant in its research. Parameters include such items as the composition of peer groups, the reference points within the data (e.g., median, seventy-fifth percentile) and the elements of compensation. The current compensation consultant is Mercer Human Resource Consulting, Inc.

Governance and Directors Nominating Committee	S. Decker Anstrom (Chair), Kenneth J. Bacon, Edward D. Breen, Jeffrey A. Honickman and Michael I. Sovern. Each member of the committee is independent as defined under Nasdaq Global Select Market rules. A copy of this committee’s charter is posted under the “Governance” section of our Web site at www.cmcsa.com or www.cmcsk.com.

This committee met five times in 2006. The Governance and Directors Nominating Committee exercises general oversight with respect to the governance of our Board, as well as corporate governance matters involving us and our directors and executive officers. It also is responsible for periodically leading reviews and evaluations of the performance, size and responsibilities of our Board and its committees, and, together with the Compensation Committee, oversees succession planning for our senior management (including our Chief Executive Officer).

The Governance and Directors Nominating Committee also identifies and recommends director nominees. In assessing candidates, whether recommended by the committee or by shareholders, the committee considers an individual’s professional knowledge, business, financial and management expertise, industry knowledge and entrepreneurial background and experience. The committee also considers diversity, applicable independence requirements and the current composition of our Board.

The Governance and Directors Nominating Committee will consider director candidates nominated by shareholders. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information required by our by-laws within the following time periods. For election of directors at the

2008 annual meeting of shareholders if such meeting is called for a date between April 23, 2008 and June 22, 2008, we must receive written notice on or after January 23, 2008 and on or before February 23, 2008. For election of directors at the 2008 annual meeting of shareholders, if such meeting is called for any other date, we must receive written notice by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. You can obtain a copy of the full text of the relevant by-law provision by writing to Arthur R. Block, Secretary, Comcast Corporation, at the address given on page 3. A copy of our by-laws has also been filed with the SEC as an exhibit to our Annual Report on Form 10-K filed on February 26, 2007.

Director Compensation

Board and Committee Fees and Equity Awards

Directors who are our employees do not receive any fees for their services as directors including for any service on any Board Committee. Each nonemployee director receives a $50,000 annual retainer and $2,500 for each Board meeting or other meeting attended in his or her capacity as director or for any other business conducted on our behalf, $2,500 for each Audit, Compensation or Governance and Directors Nominating Committee meeting attended and $1,000 for each Executive and Finance Committee meeting attended. The Chair of the Audit Committee receives an additional annual retainer of $20,000, and the Chairs of the Compensation and Governance and Directors Nominating Committees receive an additional annual retainer of $10,000. Other members of the Audit Committee receive an additional annual retainer of $10,000, and other members of the Compensation and Governance and Directors Nominating Committees receive an additional annual retainer of $5,000. The Chair of the Executive and Finance Committee receives an additional annual retainer of $5,000 and the other members of this committee receive an additional annual retainer of $2,500. Fees received by a director may be deferred in whole or in part under our 2005 Deferred Compensation Plan. Up to one-half of the Board annual retainer may be received, at the election of the nonemployee director, in shares of Class A common stock.

Nonemployee directors are reimbursed for travel expenses for meetings attended. Nonemployee directors are provided with Comcast cable, high-speed Internet and digital voice services at no cost (if available in the area in which they live) during the time they serve on our Board and for five years thereafter.

Each nonemployee director is granted annually, on November 20, shares of Class A common stock having a fair market value on the date of grant of $100,000. These shares are fully vested on the grant date. It is the practice of our Board to review nonemployee director compensation on an annual basis.

For details regarding director compensation for 2006, see “Director Compensation for 2006” on page 57.

Director Ownership Policies

Our nonemployee director stock ownership policy requires our nonemployee directors to hold a number of shares of our common stock having a value equal to five times the director’s annual cash retainer. Each nonemployee director has a period of five years to reach this ownership requirement. For purposes of this policy, “ownership” is defined to include stock owned directly or indirectly by the director and shares underlying deferred stock units under our Deferred Stock Option Plan. In addition, 60% of each of the following types of ownership also counts: the market value of the director’s stock fund under our deferred compensation plan, deferred shares under our restricted stock plan and the difference between the market price and exercise price of vested stock options. Our nonemployee director stock ownership policy is posted under the “Governance” section of our Web site at www.cmcsa.com or www.cmcsk.com. All nonemployee directors are currently in compliance with our ownership policy.

Related Party Transaction Policy and Certain Transactions

We review all transactions involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members are participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our General Counsel or the appropriate Executive Vice President of any proposed transaction involving us in which such person has a direct or indirect material interest. Such proposed transaction is then reviewed by either our Board as a whole, the Governance and Directors Nominating Committee or the Audit Committee, which determines whether or not to approve or ratify the transaction based on the following criteria:

•	The nature and materiality of the related person’s interest in the transaction;

•	The commercial reasonableness of the terms of the transaction;

•	The benefit or lack thereof to the company;

•	The opportunity costs of alternate transactions;

•	The actual or apparent conflict of interest of the related person; and

•	Any other matters the body deems appropriate.

After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the company and its shareholders.

Mr. Anstrom, one of our directors, is President and Chief Operating Officer of Landmark Communications, Inc., the parent company of The Weather Channel. In 2006, we paid $21,570,490 in programming fees for carriage of The Weather Channel and Weatherscan Local under customary arm’s-length carriage agreements. Mr. Anstrom was not directly involved in the negotiation of these agreements.

Mr. Breen, one of our directors, is Chairman and Chief Executive Officer of Tyco International Ltd. In 2006, we paid $1,038,518 to Tyco International Ltd. for business services under customary arm’s-length customer agreements. In addition, Tyco International Ltd. paid us $123,000 during 2006 for business services under customary arm’s-length customer agreements. Mr. Breen was not directly involved in the negotiation of these agreements.

Debra G. Brodsky, a daughter of Mr. Brodsky, our non-executive Vice Chairman and one of our directors, is one of our employees. In 2006, she received $174,452 in annual salary and bonus. She also participates in our employee benefit and equity incentive plans on the same basis as other similarly situated employees.

PROPOSAL 2:  RATIFICATION OF THE APPOINTMENT
OF OUR INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2007. We are asking you to ratify this appointment, although your ratification is not required. A representative of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

Set forth below are the fees paid or accrued for the services of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in 2006 and 2005.

	2006	2005
	(in millions)

Audit fees	$4.9	$4.4
Audit-related fees	$1.3	$1.0
Tax fees	$0.8	$0.6
All other fees	—	—

	$7.0	$6.0

Audit fees consisted of services rendered to us and our subsidiaries for the audits of our annual financial statements, audit of our annual management assessment of the effectiveness of internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings. The increase in audit fees in 2006 compared to 2005 was primarily due to additional audit work associated with our 2006 acquisition, redemption and exchange transactions with Adelphia Communications Corporation and Time Warner Inc.

Audit-related fees in 2006 and 2005 consisted primarily of audits associated with acquisitions and dispositions and attestation services related to contractual and regulatory compliance.

Tax fees consisted of domestic and foreign tax compliance services, including tax examination assistance, expatriate administration and tax preparation, and international tax planning and advice. In both 2006 and 2005, tax fees included $10,000 or less for tax planning and advice.

Preapproval Policy of Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy requires that the committee preapprove audit and non-audit services performed by the independent auditors to assure that the services do not impair the auditors’ independence. Unless a type of service has received general preapproval, it requires separate preapproval by the Audit Committee. Even if a service has received general preapproval, if the fee associated with the service exceeds $250,000 in a single engagement or series of related engagements, or relates to tax planning and advice, it requires separate preapproval. The Audit Committee has delegated its preapproval authority to its Chair.

Report of the Audit Committee

The Audit Committee is comprised solely of independent directors meeting the requirements of applicable Securities and Exchange Commission and Nasdaq rules. The key responsibilities of our committee are set forth in our charter, which was adopted by us and approved by the Board, and is posted under the “Governance” section of Comcast’s Web site at www.cmcsa.com or www.cmcsk.com.

We serve in an oversight capacity and are not intended to be part of Comcast’s operational or managerial decision-making process. Comcast’s management is responsible for the preparation, integrity and fair presentation of information in the consolidated financial statements, the financial reporting process and internal control over financial reporting. The independent auditors are responsible for auditing the consolidated financial statements and internal control over financial reporting. Our principal purpose is to monitor these processes.

In this context, at each regularly scheduled meeting, we met and held discussions with management and the independent auditors. Management represented to us that Comcast’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and we have reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent auditors. We also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and Rule 2-07 (Communication with Audit Committees) of Regulation S-X.

We discussed with the independent auditors the auditors’ independence from Comcast and its management, including the matters, if any, in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We also considered whether the independent auditors’ provision of audit and non-audit services to Comcast is compatible with maintaining the auditors’ independence.

We discussed with Comcast’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Comcast’s internal controls, and the overall quality and integrity of Comcast’s financial reporting.

Based on the reviews and discussions referred to above, we have recommended to the Board, and the Board has approved, that the audited financial statements be included in Comcast’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

We have appointed Deloitte & Touche LLP as Comcast’s independent auditors for 2007.

Members of the Audit Committee

J. Michael Cook (Chair)
Joseph J. Collins
Jeffrey A. Honickman
Dr. Judith Rodin

SHAREHOLDER PROPOSALS

We received the following seven shareholder proposals. The proponent of each proposal has represented to us that the proponent has continuously held at least $2,000 in market value of Class A common stock for at least one year and will continue to hold these securities through the date of the annual meeting of shareholders. To be voted upon at our 2007 annual meeting of shareholders, the proponent of a proposal, or a representative of the proponent qualified under Pennsylvania law, must attend the meeting to present the proposal.

For each of the shareholder proposals, other than adding a brief title for the proposal, we have included the proposal and shareholder’s supporting statement exactly as we received it. Following each proposal, we explain why our Board recommends a vote AGAINST the proposal.

PROPOSAL 3:  TO PREVENT THE ISSUANCE OF NEW STOCK OPTIONS

The following proposal and supporting statement were submitted by Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, DC 20037, who has advised us that she holds 240 shares of our common stock.

RESOLVED: “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to ANYONE, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS: “Stock option awards have gone out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

There are other ways to “reward” executives and other employees, including giving them actual STOCK instead of options.

Recent scandals involving CERTAIN financial institutions have pointed out how analysts CAN manipulate earnings estimates and stock prices.

“Last year the owners of 127,266,230 shares, representing 7.7% of shares voting, voted FOR this proposal.”

“If you AGREE, please vote YOUR proxy FOR this resolution.”

Company Response to Shareholder Proposal

Our Board believes that we should have the ability to grant stock options to our employees and directors, as one form of long-term incentive compensation. Stock options can be used as an effective tool to align employee, director and shareholder interests and to motivate and incentivize employees. Completely eliminating stock options as an element of compensation would be inconsistent with compensation practices followed by comparable companies and could place us at a disadvantage in attracting, motivating and retaining employees.

Under Nasdaq Global Select Market rules, we are required to submit our stock option plans to shareholders for approval. In 2003, our shareholders approved our 2003 Stock Option Plan by 86% of the votes cast. Shareholder approval is also required for any amendment that would allow us to reduce the exercise price of an option (other than in a case where our capital structure is changed). Administration of our stock option plans is overseen by the Compensation Committee, which consists entirely of independent directors.

We consistently assess our compensation philosophy and the most effective ways to compensate our employees and directors, including with respect to stock based awards, as discussed more fully in “Executive Compensation — Compensation Discussion and Analysis” on page 29. In 2006, we granted a mix of 50% RSUs and 50% stock options (by value) for key employees. Nonemployee directors do not currently receive stock options as an element of their compensation. Outstanding stock options and shares available for future grants of options under our stock option plans represented 7.0% of our common stock on a fully diluted basis as of December 31, 2006. We intend to continue monitoring our stock based compensation programs and to make appropriate changes to such programs when necessary.

This proposal would severely limit our flexibility to design a balanced compensation package in a marketplace where incentives such as stock options are prevalent. Because we must compete to attract, motivate and retain highly qualified employees, our Board believes the proposal, if implemented, could significantly impede our ability to achieve results for the benefit of all of our shareholders.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 4:  TO REQUIRE THAT THE CHAIRMAN OF THE BOARD
NOT BE AN EMPLOYEE

The following proposal and supporting statement were submitted by Mr. Richard A. Dee, 115 East 89th Street, New York, NY 10128, who has advised us that he holds 150 shares of our common stock.

“Stockholders hereby request that the Comcast Corporation Board of Directors adopt promptly a resolution requiring that the Chairman of the Board serve in that capacity only, and have no management duties, titles, or responsibilities.

“I believe that far too many of Corporate America’s problems stem from efforts by overly-ambitious senior executives to concentrate power in themselves. Such amassing of power is a somewhat recent phenomenon in the history of publicly-owned companies, but certainly not a recent phenomenon in the history of nations. Such concentrations of power rarely have proven to be in the best interests of stockholders or citizenries.

“What conflicts of interest can be more damaging to the interests of stockholders than those that occur when overseers are allowed to oversee and to supervise themselves? At Enron, WorldCom, Tyco, and other legends of mismanagement and corruption, the Chairmen also served as CEO’s. Their dual roles helped those individuals to achieve virtually total control of the companies.

“When a senior executive is allowed to serve also as a company’s Chairman or the position is abolished, a crucial link in a successful chain of authority and responsibility is eliminated — and owners of a company, its outside stockholders, are deprived of both a vital protection against conflicts of interest and a clear and direct channel of communication to the company through its highest-ranking stockholder representative.

“Allowing senior executives, such as CEO’s and Presidents, to be appointed directors of publicly-owned companies employing them is a fairly recent turn of events. Although they were frequently “invited” to attend, their presence at board meetings was long considered inappropriate as it could discourage proper consideration of matters involving them. Isn’t it fair NOW to ask: “What does that say about allowing them to “rule the roost?”

“When a Chairman also runs a company, the information received by directors, auditors, and stockholders may or may not be accurate. If a Chairman/CEO wishes to cover up improprieties, how difficult is it to convince wary subordinates go along? If they refuse, to whom do they complain?

“As a banker, investment banker, and concerned and outspoken stockholder, my experience with corporate officers and directors and stockholders has been considerable — and gained over a considerable period.

“It is unfortunate that so few individual outside stockholders ever become well-informed about the companies in which they risk their hard-earned money. And almost none ever question corporate actions. Far too many institutional investors are in the same boat. That combination of stockholders has proven a recipe for disasters.

“Although institutional stockholders are charged by law with protecting their investors, most that I have encountered were far more interested in currying favor with managements than in questioning them. They won’t risk losing collateral business and access to the extremely profitable “Inside Information Superhighway”. And they are easy prey for managements that spend considerable time and stockholder money seeking to “convince” them to vote against stockholder proposals that challenge what is rapidly becoming managements’ absolute power.

“Please vote FOR this proposal.”

Company Response to Shareholder Proposal

Our Board believes that we and our shareholders are best served by having Brian L. Roberts serve as Chairman and Chief Executive Officer. Our Board also believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, our Board committees’ structure and composition and the policy of having executive sessions of only independent directors that are led by our Presiding Director who is appointed annually by the Board after being recommended by the Governance and Directors Nominating Committee. Furthermore, having one individual perform the role of Chairman and Chief Executive Officer is both consistent with the practice of many major companies and not restricted or prohibited by current laws (including the Sarbanes-Oxley Act of 2002 and recently promulgated SEC regulations).

Only three of the 12 members of our Board are currently our employees, and all of our Board committees, other than the Executive and Finance Committee, consist entirely of independent directors. Therefore, there are ample outside directors to offer critical review of management plans. Furthermore, in accordance with our corporate governance guidelines, Mr. Roberts has his performance evaluated annually by our independent directors in an executive session.

Our directors, including the Chairman of the Board, are also bound by fiduciary obligations under law to act in a manner that they believe to be in our best interests and the best interests of our shareholders. Separating the offices of Chairman of the Board and Chief Executive Officer would not serve to augment or diminish this fiduciary duty.

Rather, our Board believes that Mr. Roberts, in his capacities as Chairman and Chief Executive Officer, serves as a bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges.

Our Board believes that the adoption of a policy requiring the election of a non-management Chairman of the Board would not enhance its independence or performance, and is not in the best interests of our shareholders.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 5:  TO REQUIRE A SUSTAINABILITY REPORT

The following proposal and supporting statement were submitted by the General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, IL 60201-4118, which has advised us that it holds 658,209 shares of our common stock.

WHEREAS:

Investors increasingly seek disclosure of companies’ environmental and social practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to generate better financial returns, be more stable during turbulent economic and political conditions, and enjoy long-term business success.

Sustainability refers to endeavors that meet present needs without impairing the ability of future generations to meet their own needs. According to Dow Jones, “Corporate Sustainability is a business approach that creates long-term shareholder value by embracing opportunities and managing risks deriving from economic, environmental, and social developments. Corporate sustainability leaders achieve long-term shareholder value by gearing their strategies and management to harness the market’s potential for sustainability products and services while at the same time successfully reducing and avoiding sustainability costs and risks.” (http://www.sustainability-index.com/htmle/sustainability/corpsustainability.html)

We believe that improved reporting on environmental, social, and governance issues will strengthen our company and the people it serves. Furthermore, we believe this information is necessary for making well-informed investment decisions as it speaks to the vision and stewardship of management and can have significant impacts on our company’s reputation and on shareholder value.

Globally, over 2,000 companies produce reports on sustainability issues (www.corporateregister.com). Several telecommunications companies have already produced sustainability or corporate responsibility reports, including AT&T and Verizon.

The GE 2006 Citizenship Report provides a compelling rationale for sustainability reporting: “Investors are increasingly interested in evaluating companies based on a broader set of criteria than just financial performance... The strength of reputation, trust in brand and governance, and the ability to perform as a good corporate citizen, all impact GE’s valuation and shape the perception of the Company’s worth. In fact, according to a recent study, 70% of institutional asset managers believe the Company’s citizenship factors will be part of mainstream analysis in the next 3 to 10 years... GE’s focus is on providing transparent communications relating to the Company’s citizenship performance.”

RESOLVED:  Shareholders request that the Board of Directors issue a sustainability report to shareholders, at reasonable cost, and omitting proprietary information, by December 31, 2007.

Supporting Statement

The report should include Comcast’s definition of sustainability, as well as a company-wide review of policies, practices, and indicators related to measuring long-term social and environmental sustainability.

We recommend that Comcast use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“The Guidelines”) to prepare the report. The Global Reporting Initiative (www.globalreporting.org) is an international organization with representatives from the business, environmental, human rights, and labor communities. Over 900 companies use or consult the Guidelines for sustainability reporting.

Company Response to Shareholder Proposal

We recognize the importance of social and environmental practices, as well as economic performance, to our shareholders. We are committed to being a good citizen in all communities in which we operate. Our Board believes that our current policies and practices concerning social, environmental and economic issues already address the concerns behind this proposal, and our current disclosure already provides shareholders with meaningful information regarding several of our activities in these areas.

Our social practices are evident in our community engagement. We are committed to improving the quality of life in local communities where our subscribers and employees live and work. We work with existing local organizations to positively impact each community we serve while using our resources to bring visibility to important local issues. In 2006, our charitable support exceeded $100 million. The Comcast Foundation provided more than $11.2 million in grants to more than 550 local non-profit organizations and other charitable partners across the country. In addition, more than $90 million of in-kind contributions (mostly in the form of televised public service announcements) and $2.0 million in corporate contributions were distributed to more than 180 organizations. To maximize our impact, we focus our community investment efforts in four important areas where we believe that we can make the most significant and measurable impact: youth leadership, volunteerism, diversity and literacy. For more information on our commitment to community investment, please review the “In the Community” section of our Web site at www.comcast.com.

We believe that our conduct and reputation are among our best assets. We are committed to the practice of good ethics and conduct among our officers, directors and employees. In that regard, we maintain our code of ethics and business conduct which represents the core of our business philosophy and values and which defines how the company conducts itself. All of our officers, directors and employees are expected to carefully read and adhere to the policies set forth in our code of ethics and business conduct, which we invite shareholders to review in the “Governance” section of our Web site at www.cmcsa.com or www.cmcsk.com. Our code of ethics and business conduct covers many sustainability issues, including such topics as Compliance with Laws, Privacy, Non-Discrimination, Equal Opportunity and Non-Harassment, Environment, Health and Safety and more.

Given the nature of our services-oriented businesses, as opposed to, for example, a manufacturing business, environmental practices do not play a significant role in our operations. Nonetheless, we are committed to conducting our businesses in compliance with all applicable environmental laws and regulations, and we strive to avoid adverse impact and injury to the environment and to the communities in which we conduct business. We believe in reducing greenhouse gases and are reviewing the use of fuel efficient vehicles, energy efficient emergency generators and energy efficient appliances and devices at our facilities. Our new corporate headquarters, which we plan to move into beginning in the fourth quarter of 2007, hopes to achieve a “Leadership in Energy and Environmental Design” certification from the U.S. Green Building Council.

The Board believes that our track record demonstrates that, wherever we operate, we work hard to be a good corporate citizen and to promote social, environmental and economic issues. Therefore, the Board believes that conducting a special review on social, environmental and economic issues and preparing a sustainability report for shareholders is unnecessary and would not be an effective use of our resources. The time and expense involved in preparing such a report would detract from our focus on our business and operations and would not be in the best interests of our shareholders.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 6:  TO ADOPT A RECAPITALIZATION PLAN

The following proposal and supporting statement were submitted by the Communications Workers of America Members’ Relief Fund, 501 Third Street, N.W., Washington, D.C. 20001-2797, which has advised us that it holds Comcast common stock with a market value in excess of $2,000.

RESOLVED: The shareholders request that the Board of Directors take the steps that may be necessary to adopt a recapitalization plan that would provide for all of the Company’s outstanding stock to have one vote per share.

SUPPORTING STATEMENT

Comcast’s capital structure gives Brian Roberts a disproportionate percentage of shareholder votes. He had one third of the votes at the 2006 Annual Meeting as the beneficial owner of all of Comcast’s 9.44 million shares of Class B common stock, which has 15 votes per share.

In contrast, Comcast’s 1.36 billion shares of Class A common have two-thirds of the aggregate voting power. For 2006, each Class A share was entitled to just “.2077 votes.”

A recent report prepared for Morgan Stanley Investment Management by Davis Global Advisors “concludes that such a structure puts the interests of the controlling family over those of other investors” (New York Times, Nov. 4, 2006). Louis Lowenstein has observed that dual-class voting stocks eliminate “checks or balances, except for fiduciary duty rules that reach only the most egregious sorts of behavior” (1989 Columbia Law Review pp. 979, 1008). He also contends that “they allow corporate control to be seized or retained by corporate officers or insiders” (What’s Wrong With Wall Street, p.193 (1988)).

The danger of such disproportionate voting power is illustrated, in our view, by the charges of fraud at Adelphia Communications and Hollinger International. Like Comcast, each of those companies had capital structures that gave disproportionate voting power to one or more insiders and thereby reduced accountability.

Comcast’s capital structure may also hinder acquisitions of companies that are governed on the one share-one vote principle. It could inhibit efforts to raise additional capital, because some persons, like Nell Minow, the editor of The Corporate Library, “would never buy or recommend non-voting or limited voting stock” (USA Today, May 17, 2004).

With a market capitalization in excess of $82 billion, Comcast may be the largest public company with disparate voting rights. In our view, this large capitalization magnifies the danger to investors that arises from a capital structure that gives Mr. Roberts one-third of the votes with Class B stock that would represent less than 1 percent of the aggregate voting power if all of that stock was converted to Class A common.

At the 2006 Annual Meeting, this proposal won more then 28 percent of the votes cast for and against. Assuming all of the Class B shares were voted against, it appears that the proposal won nearly 49 percent of the votes Class A shareholders cast.

Raytheon, Readers Digest, Church & Dwight, Fairchild Semiconductor, and other companies have recently eliminated stocks with disparate voting rights in order to provide each share of their common stock with a single vote. We believe Comcast should also take this step in order to better align the voting power of shareholders with their economic interests.

Company Response to Shareholder Proposal

Our dual class voting structure has existed since we went public in 1972. Prior to our acquisition of AT&T Corp.’s cable business in November 2002, Mr. Brian L. Roberts beneficially owned stock representing approximately 87% of the combined voting power of all of our stock. In connection with that transaction, Mr. Roberts agreed to reduce his voting interest to a 33 1/3% non-dilutable interest. At the AT&T shareholders meeting relating to that transaction, the AT&T shareholders not only approved the transaction as a whole but also separately approved the governance terms of that transaction, which approval was a condition to completing the transaction. In fact, approximately 92% of the AT&T shareholders voting on the governance proposal voted to approve it.

Our Board believes that our historical success is owed in large part to the respected and stable leadership provided by Messrs. Ralph J. Roberts and Brian L. Roberts. Through their leadership and focus on long-term growth, we have a proven track record for creating shareholder value and building a strong and innovative company. In 2006 we had the sixth straight year of double-digit Operating Cash Flow (as defined in our 2006 Annual Report to Shareholders) growth as well as significant growth in our product offerings. We have also enjoyed long-term growth in our stock value. Our shares have outperformed the S&P 500 by a margin of almost 2 to 1 since we went public in 1972. Our Board believes that Messrs. Roberts have been, and will continue to be, crucial to the long-term success of our business and position of financial strength.

Our Board also believes that our history of being able to successfully raise capital for acquisitions and our other business needs provides evidence that the dual class voting structure does not impair our ability to raise additional capital or acquire other companies.

Finally, under Pennsylvania law and our Articles of Incorporation, no recapitalization that affects the voting rights of our Class B common stock can be effected without the separate approval of Mr. Brian L. Roberts, as beneficial owner of our Class B common stock.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 7:  ANNUAL VOTE ON EXECUTIVE COMPENSATION

The following proposal and supporting statement were submitted by John Sponcer, 155 Sixth Avenue, Pittsburg, PA 15229, who has advised us that he holds Comcast common stock with a market value in excess of $2,000.

RESOLVED, that shareowners of Comcast Corporation request that the Board of Directors (“Board”) adopt a policy of submitting the following question to a shareowners’ vote at each annual meeting in the future: “Is the compensation of Comcast’s named executive officers as set forth in the proxy statement’s Summary Compensation Table: (a) excessive; (b) appropriate; or (c) too low?”

Supporting Statement

We believe the compensation of Comcast’s senior executives is excessive.

According to proxy statements from 2002 through 2006, the named executive officers (averaging six per year) listed in the Summary Compensation Table received “Total Annual Compensation” of $102.9 million from 2001 through 2005. The “Total Annual Compensation” of Brian L. Roberts, the Chairman and CEO of Comcast, accounted for more than $37.3 million of that sum.

The named officers also received $64.1 million of “long-term compensation” in the form of restricted stock awards during these years. These officers then exercised stock options to realize a gain of another $122.2 million.

The named officers received an additional $44.7 million over the same period in “All Other Compensation” (company contributions to term life insurance, savings, deferred compensation, and exit pay).

These named officers received a total of over $334 million for the period from 2001 through 2005. Brian Roberts alone received over $70.4 million for those five years.

Finally, the 2006 proxy statement reports that the six top officers held $97.9 million in unexercised “in-the-money” options.

In our view, this amount is excessive.

The major stock exchanges have adopted rules requiring public companies to submit equity-based compensation plans for shareholder approval. According to a recent academic analysis, however, these rules have failed to provide shareowners “with substantial influence” because the plans tend to be “broadly worded” (Lucian Bebchuk and Jesse Fried, Pay Without Performance, 2004, p. 196). Shareowners can withhold votes for members of the Compensation Committee who stand for reelection, but we view that option as a blunt and insufficient instrument for registering dissatisfaction with senior executive compensation.

In contrast, public companies in the United Kingdom allow shareowners to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We are proposing that the shareowners be permitted to give the Compensation Committee a “report card.” Through voting on the question that is set forth in the Proposal, shareowners could express their views, in an advisory referendum, on the question of whether the Company’s senior executives are being compensated at levels that are appropriate in amount. This approach would provide the opportunity to express dissatisfaction with the amount of compensation that has been awarded to senior executives, and of focusing media attention on the issue in a manner that could assist in bringing about change, while preserving the discretion of the Board to make such changes as may be appropriate.

Company Response to Shareholder Proposal

Our Board believes that its Compensation Committee has a process for establishing executive compensation which rewards executives for results that are consistent with shareholder interests and which responsibly achieves the purpose of attracting, motivating and retaining the best executives in order to maintain our competitiveness.

Our Compensation Committee is comprised of independent directors, who meet on a regular basis to review and approve executive compensation plans and policies as well as equity and other benefit plans. As discussed more fully in “Executive Compensation — Compensation Discussion and Analysis” on page 29, our Compensation Committee annually reviews our compensation philosophy, the executive compensation programs and the performance of our named executive officers.

In each of our businesses, human capital is a primary driver of profitability and competitive advantage. Based on input from consultants and a review of competitive benchmark data, among other things, our Compensation Committee believes that the current structure, with its emphasis on performance based elements, is appropriately balanced and competitive to accomplish the crucial task of attracting, motivating and retaining talented senior executives in the highly competitive industries in which the company does business. Our Compensation Committee also believes these policies motivate executives to contribute to our overall future success, thereby enhancing our value for the benefit of all shareholders.

In addition, we are concerned that adopting this proposal and subjecting our compensation policies to an advisory vote without any assurance that the compensation policies of other public companies, particularly our industry peers, would be subject to similar shareholder scrutiny could put the company at a competitive disadvantage. Such scrutiny could negatively affect shareholder value by creating the impression among our senior executives that our compensation opportunities may be limited or negatively affected by this practice when compared with opportunities at our competitors.

Further, the Board also believes that an annual vote is unnecessary since we already provide efficient and meaningful methods of communicating with our Board and Compensation Committee. As discussed on page 3 under “Contacting Our Board, Board Committees or Directors,” shareholders and other interested parties may directly communicate with members of the Board, including members of our Compensation Committee. We believe that direct communication between shareholders and the Board is a much more effective and reliable method of expressing support or criticism of our executive compensation practices.

Our Board always exercises great care and discipline in determining and disclosing executive compensation. We do not believe the advisory vote called for by this proposal will enhance our governance practices or improve communications with shareholders, nor is it in the best interests of our shareholders. Indeed, it may very well constrain our efforts to attract, motivate and retain exceptional senior executives to focus on our long-term performance and results.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 8:  TO REQUIRE PAY DIFFERENTIAL REPORT

The following proposal and supporting statement were submitted by Joseph F. Granata, 519 Flynn Ave., Carnegie, PA 15106, who has advised us that he holds Comcast common stock with a market value in excess of $2,000.

Resolved: The Shareholders of Comcast Corporation (“Comcast”) request that the Board of Directors establish an independent committee to prepare a report to shareholders that: 1) quantifies the differentials between the pay of Comcast’s senior executives and the lowest paid 10% of current Comcast employees; 2) considers the costs and benefits that result from these differentials; and 3) evaluates whether the differential should be modified.

Statement of Support

There is widespread concern about the explosion in the compensation packages of top corporate executives in the United States. [Wall Street Journal, 7/5/2006; New York Times, 7/9/2006 and 4/9/2006] These packages seem to channel financial resources to top executives in increasingly creative ways — for instance, payments to cover personal tax liabilities; the cost of term life insurance, above-market interest paid on deferred compensation; personal use of company administrative support; personal use of company aircraft; Supplemental Executive Retirement benefits; and other perquisites.

Altogether, this executive pay has increased the compensation gap between the highest and lowest paid employees at U.S. companies, and it may have weakened the connection between corporate performance and executive compensation. We believe that executive compensation systems should provide incentives to build a successful, sustainable company, but that prosperity should be fairly shared within the company.

According to the 2006 proxy statement, Comcast’s Chairman and CEO Brian L. Roberts received total compensation in excess of $18.4 million in 2005. He received total compensation of not less than $33.5 million in 2004.

Our CEO’s compensation was approximately 563 times the pay of non-supervisory employees (call center workers, technicians, and maintenance workers) at Comcast in fiscal 2005 and more than 1,026 times the average pay in 2004.

Shareholders are entitled to an explanation of why the ratio is so large between the highest and lowest paid at Comcast and what steps, if any, are being taken to reduce that ratio, especially because we believe that a company’s success is driven not merely by the CEO, but rather by the whole workforce.

Pay differentials of this magnitude, we believe, have the effect of lowering employee morale and productivity. A 1992 study by Cowherd and Levine in Administrative Science Quarterly found, in addition, that pay differentials between managers and blue collar workers tend to reduce product quality. A 1988 study by Stanford professor Charles O’Reilly and others in Administrative Science Quarterly found that a disparity between the CEO’s pay and that of lower level managers was associated with a higher turnover of management personnel. In addition, former Harvard University President Derek Bok has argued that the large executive pay packages can weaken organizational loyalties. [The Cost of Talent, 1993]

In the mid-1980s, management guru Peter Drucker argued that no CEO should earn more than 20 times the company’s lowest-paid employee. [Business Week, 5/6/2002] Drucker believed that the growing differential between CEO and worker pay would damage company cultures and employee productivity.

If you believe that executive compensation at Comcast is in need of greater scrutiny, please support this proposal.

Company Response to Shareholder Proposal

Our Board recognizes that all of our employees make important contributions to our success and is committed to paying all of our employees competitive wages and benefits in accordance with their job responsibilities and performance. As discussed more fully in “Executive Compensation — Compensation Discussion and Analysis” on page 29, our executive compensation program is designed to compensate our executive officers based on their length of service, performance, contribution and responsibility and to attract, motivate and retain key executives. The compensation of executive officers is set by the Compensation Committee, which consists entirely of independent directors. Both our Board and Compensation Committee believe that our compensation philosophy and the procedures for determining the compensation of our executive officers and all of our employees, including their emphasis on performance based elements, are in the best interests of our shareholders.

In addition, our Board believes that the shareholders already have available to them the information necessary to assess our compensation practices. The “Compensation Discussion and Analysis” provides a comprehensive review of our philosophy for compensating executive officers, the components of our executive officer compensation program, and the method for determining and approving the compensation of executive officers. This proxy statement also includes detailed information about the cash, equity and deferred compensation paid to each of our named executive officers during the past year, as well as information about the pension benefits and perquisites provided to them.

The information described above provides shareholders the information necessary to understand and assess our executive pay compensation practices. In addition, in light of the independence of both our Board and our Compensation Committee, our Board believes that the current procedures for establishing executive compensation levels ensure that such decisions are made in the best interests of our shareholders after taking into account all relevant factors. Therefore, the Board believes that preparing a special report on pay differentials is unnecessary, would distract us from our business and operations and would not be in the best interests of our shareholders.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 9:  TO REQUIRE POLITICAL CONTRIBUTIONS DISCLOSURE

The following proposal and supporting statement were submitted by Amalgamated Bank LongView Collective Investment Fund, 11-15 Union Square, New York, NY 10003, which has advised us that its holds Comcast common stock with a market value in excess of $2,000.

RESOLVED: That the shareholders of Comcast Corporation (“Comcast” or the Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under section 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a. An accounting of Comcast funds that are used for political contributions or expenditures as described above;

b. Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c. The internal guidelines or policies, if any, governing Comcast’s political contributions and expenditures.

This report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the Comcast website to reduce costs to shareholders.

Supporting Statement

We support policies that apply transparency and accountability to corporate spending on political activities. Such disclosure is consistent with public policy and in the best interest of Comcast shareholders.

Company executives exercise wide discretion over the use of corporate resources for political activities. These decisions involve political contributions, called “soft money.” Executives also involve payments to trade associations and related groups used for political activities that media accounts call the “new soft money.” Most of these expenditures are not disclosed. In 2003-04, the last fully reported election cycle, Comcast contributed over $150,000 in soft money. (Center for Public Integrity, Silent Partners: http://www.publicintegrity.org/527/db.aspx?act=main) However, Comcast’s payments to trade associations used for political activities are undisclosed and unknown. The proposal asks the Company to disclose its political contributions and payments to tax exempt organizations including trade associations.

The Bi-Partisan Campaign Reform Act of 2002 allows companies to contribute to independent political committees, also known as 527s, and to give to tax-exempt organizations that make political expenditures and contributions.

Absent a system of accountability, corporate executives will be free to use company assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets.

We urge your support for this critical governance reform.

Company Response to Shareholder Proposal

Federal law prohibits corporate contributions to federal candidates and their political committees. With the enactment of the Bipartisan Campaign Reform Act of 2002, corporate contributions, including “soft money” contributions, to federal political parties and leadership committees were prohibited. In addition, various other laws prohibit or limit corporate contributions to state or local officials or candidates. While we do make contributions from corporate funds as permitted by law and in furtherance of our business interests, our contributions are subject to the restrictions and reporting requirements of applicable law and our code of ethics and business conduct. Our code of ethics and business conduct, which we invite shareholders to review in the “Governance” section of our Web site at www.cmcsa.com or www.cmcsk.com, also regulates contributions made by employees on behalf of the company.

As authorized by federal and certain state laws, we sponsor political action committees, or PACs, which are supported solely by voluntary employee contributions. No corporate funds are used by the PACs to make contributions, although the company does pay the PACs’ minimal administrative expenses, as permitted by law. Our PACs provide support for candidates and public officials whose views are consistent with our business interests and long-term legislative and regulatory goals with respect to the industries in which we compete. Information on contributions made by our Political Action Committee in connection with federal and state elections is publicly filed and available at the Federal Election Commission and applicable state boards of election, respectively.

Our Board believes that this proposal would require us to incur unnecessary expenses by preparing periodic disclosure reports of information that is already publicly available and would divert management attention away from our other activities. This proposal would also require disclosure of the personnel participating in the decision-making process and the business rationale for each contribution. Our Board believes that such requirements are burdensome and an unproductive use of the company’s money, and are not in the best interests of our shareholders.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion and analysis provides you with an understanding of our executive compensation philosophy, plans and practices, and gives you the context for understanding and evaluating the more specific compensation information contained in the tables and related disclosures that follow.

Overview of Our Compensation Program Philosophy and Process

We are the largest cable operator in the United States, offering a wide and growing variety of entertainment and communication products and services. As of December 31, 2006, we served approximately 23.4 million video subscribers, 11 million high-speed Internet subscribers and 2.4 million phone subscribers. We operate our businesses in an increasingly competitive, highly regulated and rapidly changing and complex technological environment. We conduct our operations across multiple product lines on a nationwide scale. Our strategy of differentiating our products and services requires us to continuously improve our offerings, and consistently introduce new and advanced features, products and services.

We strongly believe that our ability to attract and retain the highest caliber executive talent in the marketplace is a key to continuing our over 40-year track record of strong financial and stock performance, particularly in light of the extraordinary challenges facing our businesses. We have been recognized within our industries as having one of the best and most stable senior management teams of any company over the years. Our compensation practices are a major factor in our success in attracting and retaining the talent necessary to achieve these outcomes.

Consistent with this view of our position in the business landscape, the great importance we place on the quality and consistency of our senior management in achieving results that enhance shareholder value and the significance we attach to using compensation as a tool to achieve our goals, we seek to offer those types and amounts of compensation that will serve to attract, motivate and retain the most highly qualified executive officers and key employees and provide these employees with the opportunity to build a meaningful ownership stake in the company.

The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment agreements entered into with, our executive officers, establishing and evaluating performance based goals related to compensation, overseeing our cash bonus and equity based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally. Its members are “independent directors” (as defined under Nasdaq Global Select Market rules), “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) and “outside directors” (as defined in Section 162(m) of the Internal Revenue Code). The Compensation Committee uses the services of an independent compensation consultant to assist it in carrying out its responsibilities.

Each year, over the course of at least two meetings, the Compensation Committee performs a review of our compensation philosophy, our executive compensation programs and the performance of our named executive officers. The Compensation Committee’s determinations are reviewed annually by the independent directors.

In addition, each year the Compensation Committee reviews the nature and amounts of all elements of the named executive officers’ compensation, both separately and in the aggregate, using comprehensive tally sheets, to ensure that both total compensation and its individual components are strongly competitive with respect to the companies in our peer groups, that there is a significant portion of total compensation that is performance based and that there is an appropriate balance in performance based compensation between components that are tied to short- and long-term performance. The Compensation Committee also reviews each element of each named executive officer’s compensation for internal consistency. Finally, the Compensation Committee also reviews the current value of outstanding stock option and RSU awards (as compared to their grant date value).

Following these reviews, and after taking into account the market data and other considerations described below, the Compensation Committee determines what it believes to be an appropriate current year compensation package for each named executive officer. In determining individual compensation, the Compensation Committee assesses the executive’s length of service, individual performance and contributions during the year, individual responsibility and role with respect to overall corporate policy-making, management and administration, and the importance of retaining the executive.

Use of Competitive Market Data

The Compensation Committee uses market data to compare, or “benchmark,” our compensation levels to those of executive officers of our competitors for executive talent. We believe that these competitors are comprised of companies both in as well as outside the cable and communications industries, resulting in a broader range of companies than those with which we are compared for stock performance purposes. Thus, the companies with which the Compensation Committee compares senior management compensation levels is a broader group than the companies included in the peer group index in the stock performance graph contained in our Annual Report to Shareholders.

Based on this approach, the Compensation Committee has used three categories of peer groups for the last several years, including 2006, as sources for comparative compensation data. The peer groups included companies in the entertainment/media industry (including The Walt Disney Company, Time Warner Inc. and Viacom Inc.), the communications industry (including AT&T Inc., the former BellSouth Corporation and Verizon Communications Inc.), and companies having comparable revenues and total market capitalization (including The Coca-Cola Company, E. I. du Pont de Nemours and Company and Merck & Co. Inc.). The Compensation Committee determines the peer groups to be used for compensation purposes in consultation each year with the compensation consultant. In addition, each year the consultant reviews the composition of the peer groups, based upon merger activity and other changes in size or lines of business. We note that we increasingly compete for executive talent with Internet and other new media businesses, and that the Compensation Committee may consider these companies in future determinations of appropriate peer groups.

The Compensation Committee reviews compensation data disclosed in the SEC filings of all of the other companies’ named executive officers, reviews available compensation summary data and makes comparisons based on functional responsibility to the extent possible. The Compensation Committee also uses a comparison of named executive officers based on ordinal rank.

Comparisons for Mr. Brian L. Roberts (our Chairman and Chief Executive Officer) are made to peer chief executive officers. Comparisons for Messrs. Lawrence S. Smith (our former Executive Vice President and Co-Chief Financial Officer) and John R. Alchin (our Executive Vice President, Treasurer and Co-Chief Financial Officer) are made to peer chief financial officers and ordinal rank. Comparisons for Mr. Stephen B. Burke (our Executive Vice President, Chief Operating Officer and President of our Cable Division) are made to ordinal rank and, where available, chief operating officers. Because Mr. Ralph J. Roberts’ (Chair of our Board’s Executive and Finance Committee, our founder and former Chairman and Chief Executive Officer) roles in our company and the cable industry are unique, there are no direct comparisons. The Compensation Committee believes that making comparisons for Mr. Roberts using 75% of peer chief executive officer compensation is appropriate. Comparisons for Mr. David L. Cohen (our Executive Vice President) are made to ordinal rank and, where available, peer chief administrative officers.

The Compensation Committee also evaluates the proportion that the marketplace as a whole and our peer group companies provide in each category of compensation (cash and noncash, short- and long-term), but has not adopted a specific policy or formula to allocate value between the various categories or subcategories of compensation elements. Generally, however, the Compensation Committee has used a mix more heavily weighted to long-term equity based compensation than the market or our peer groups as a whole. We believe this emphasis closely aligns our named executive officers’ interests with those of our shareholders, and is effective both as an incentive for our executives to be forward-looking and proactive in meeting the challenges presented by the continual changes in our competitive environment, and for its retention value.

For 2006, the Compensation Committee’s starting point reference within the peer groups was the 75th percentile of cash compensation and total aggregate compensation. Because we use multiple peer groups, the compensation we deliver varies among the groups, and the individual companies within a group, in its relationship to this reference point. In comparing compensation levels for our named executive officers, the Compensation Committee weighted more heavily the compensation earned by similarly situated executives in the entertainment/media peer group, as we, the Compensation Committee and our consultant increasingly view this group as the most relevant comparator group for executive talent. As a result of our strong belief in the importance of using compensation as a tool to attract and retain the “best and the brightest” senior executives, our named executive officers’ cash compensation and total aggregate compensation for 2006 exceed this reference point in the case of most, but not all, of the peer group companies.

We are aware that some commentators have stated a belief that use of “benchmark” surveys has the inherent effect of “ratcheting up” executive compensation. The Compensation Committee does not make any determination of or change to compensation in reaction to market data alone, but rather uses this information as one of many factors, among the several considerations described above, in determining compensation levels.

The Compensation Committee is also aware that private equity and investment banking firms have become increasingly important competitors for, as well as sources of, executive talent. Many of our current executives are likely candidates for positions at these firms. We recently recruited Michael J. Angelakis, a managing director of Providence Equity Partners, as our new Co-Chief Financial Officer. We could again in the future hire employees at the named executive officer level (and below) from these kinds of organizations. While there is little or no publicly available data on compensation in the private equity market, recent press reports have noted the increasing trend of private equity recruitments from among highly respected members of senior management in high-profile companies – often at significant premiums to traditional public company compensation levels. While the Compensation Committee believes that peer company comparisons remain appropriate benchmarks for evaluating the company’s overall compensation practices, these potential recruiting threats and opportunities have begun and can be expected to continue to have an effect on the company’s compensation philosophy and practices.

Elements and Mix of Our Compensation Program

Our executive compensation program for our named executive officers includes the following key components: cash base salary, performance based annual (short-term) cash bonus and long-term equity based compensation in the form of stock options and performance based RSUs. In addition, named executive officers are eligible to participate in our deferred compensation plan, receive certain insurance benefits and participate in employee benefit plans that are generally available to all employees. These elements are the same as or similar to those used by most of our peer group companies and many other public companies.

Within this general marketplace-defined environment, we have our own perspective on the relative importance and value of each element. For example, other than the deferred compensation plan and a tax-qualified defined contribution plan (i.e., 401(k) plan), we do not offer any pension or other defined benefit-type plans to the named executive officers, except for a legacy supplemental executive retirement plan, or SERP, benefit to Mr. Ralph J. Roberts. In lieu of a defined benefit-type plan, which is found among several of our peer group companies, our deferred compensation plan provides a tax-efficient vehicle for long-term value accumulation. The plan is one of our primary tools to attract and retain our named executive officers, and is an important offset for the lack of traditional defined benefit executive retirement plans.

We view the executive compensation program on a “portfolio” basis. The various elements work together to achieve our objectives. This chart illustrates our view of the portfolio:

		Short-Term,	Long-Term,	Retention;
Element	Fixed, Guaranteed	Performance Based	Performance Based	Retirement Planning

Base Salary	X
Annual Cash Bonus		X
Stock Options			X	X
RSUs			X	X
Deferred Compensation				X
Benefits	X			X

Each element of our compensation program is described in more detail as follows:

Base Salary.  This element of compensation is necessary to attract and retain any employee in any organization. As the basic fixed element of the compensation package, it serves as a baseline measure of an employee’s value. Base salary is the only guaranteed compensation (i.e., not based directly on performance) other than benefits received by a named executive officer in exchange for investing the executive’s career with us.

All of our named executive officers have employment agreements that provide for an initial base salary and annual increases in base salary at the discretion of the Compensation Committee. In establishing the initial base salary level at the time the agreements were entered into, the Compensation Committee considered job responsibilities, job performance, seniority and market data on base salary levels from various survey sources and, when available, peer group companies. The Compensation Committee also reviewed base salary based on internal comparisons of executives relative to their responsibilities. Any increases during the term of the agreement are generally based on individual performance, the levels of achievement of our performance goals during the tenure of the executive and any increase in duties and responsibilities placed on the executive as a result of our continuing and significant growth.

Cash Bonus Incentive Compensation.  Our cash bonus plan, which was designed in consultation with the compensation consultant and approved by our shareholders at last year’s annual meeting of shareholders, provides a variable element to annual (short-term) cash compensation that is tied directly to consolidated operating cash flow results. This element is needed to complete a competitive total annual cash compensation package. However, it is at risk for performance – the full target amount of compensation is not paid out unless there is 100% achievement of the operating cash flow growth goal described below, and no bonus will be paid unless a predetermined minimum increase in operating cash flow is achieved. This plan puts a significant amount of annual cash compensation at risk and supports our objective that our named executive officers balance achieving satisfactory or better current year operating results with long-term value creation.

The target bonus for each of the named executive officers in 2006 under our cash bonus plan was based on the Compensation Committee’s assessment of the optimal mix of base salary and annual cash bonus compensation, and is made with the assistance of the compensation consultant in analyzing market data on short-term bonuses at peer group companies. In addition, each executive officer’s employment agreement provides for a minimum target bonus. In 2006, the target bonus for our named executive officers, as a percentage of base salary, was as follows: Mr. Brian L. Roberts, 300%; Mr. Smith, 125%; Mr. Alchin, 125%; Mr. Burke, 300%; Mr. Ralph J. Roberts, 125%; and Mr. Cohen, 125%.

For 2006, the Compensation Committee established the following goals for year-over-year increases in consolidated operating cash flow: If we achieved a 5% increase, the executive would receive 33% of target bonus; if we achieved a 7% increase, the executive would receive 50% of target bonus; if we achieved a 11.5% increase (i.e., our budgeted increase), the executive would receive 100% of target bonus; and if we achieved a greater than 11.5% increase, the executive would receive greater than 100% of target bonus. These goals take into account the number of significant cable system acquisitions and dispositions that occurred during 2006. Based on 2006 achievement, the named executive officers received 112% of their respective target amounts.

Equity Based Incentive Compensation.  In our view, one of the most important elements of the executive function is the assessment and management of risk. Our equity based long-term incentive compensation program is the compensation link between the named executive officer’s decision making and the long-term outcomes of those decisions. As described in more detail below, our vesting schedules require a relatively long holding period before a meaningful portion of the equity based compensation can be realized – allowing time to see the results of the decisions, and the market time to react to the results, as well as providing a greater retention value.

We believe that a strong reliance on long-term equity based compensation is advantageous because this type of compensation fosters a long-term commitment by executive employees and motivates them to improve the long-term market performance of our stock. We currently employ a diversified approach to this component, which means that we grant both stock options and RSUs, whereby each type of award generally represents approximately 50% of the total equity award by grant date value, as determined on a Black-Scholes basis in the case of stock options and using the closing price of a share of our Class A common stock in the case of RSUs.

RSUs in combination with stock options promote our goal of retention, as well as provide a direct and predictable alignment to share price and the shareholder experience. Because each RSU is equal in value to a share of our Class A common stock, the units have value, subject to the satisfaction of vesting requirements, when the stock price is flat or even declining. On the other hand, stock options only have value when the stock price increases. This combination of equity based awards accordingly provides some level of incentive even during periods of general market or industry stagnation or decline, when good or better company performance may not be reflected in our stock price.

In an effort to further tie compensation to performance, we have also added a performance condition to RSUs granted to our named executive officers. The RSUs only vest each year if we have achieved specified consolidated operating cash flow growth. For 2006, the Compensation Committee established the following cash flow growth goals: if we achieved a 5% increase, the executive would receive 66% of the vested portion of the award; and if we achieved a 7% increase, the executive would receive 100% of the vested portion of the award. These goals, while meaningful, require a lower percentage increase in operating cash flow to achieve a 100% payout level than the goals set under the cash bonus plan described above. Because the named executive officers are our only employees who receive RSUs that contain a performance based vesting condition, the Compensation Committee has calibrated goals for the executives’ restricted stock awards that are more likely to be achieved than those under the bonus plan while still ensuring a meaningful threshold of performance. Based on 2006 achievement, the named executive officers received 100% of the vested portions of their awards.

In general, the total value of equity based compensation is based on a proportional relationship to the expected cash compensation of each named executive officer, taking into account grants made at the same time to other executives, as well as the value of equity based compensation awarded to comparable executives at peer companies. The results of the Compensation Committee’s consideration of these factors in 2006 demonstrate the individual treatment given our named executive officers: the value of equity based compensation, expressed as a percentage of the value of base salary, was 425% for Mr. Brian L. Roberts, 404% for Mr. Smith, 421% for Mr. Alchin, 425% for Mr. Burke, 248% for Mr. Ralph J. Roberts, and 412% for Mr. Cohen; and its value as a percentage of the value received in 2005, was 94% for Mr. Brian L. Roberts, 94% for Mr. Smith, 94% for Mr. Alchin, 138% for Mr. Burke, 89% for Mr. Ralph J. Roberts and 49% for Mr. Cohen.

Our equity based grants (i.e., stock options and RSUs) to our named executive officers in 2006 were made as part of our annual “management grant” program in which all eligible employees receive grants. No other grants were made to our named executive officers in 2006. In general, we also make stock option and RSU awards to eligible employees in connection with significant employment events such as hiring, promotion and entering into an employment agreement.

At the direction of the Governance and Directors Nominating Committee, we recently completed a comprehensive review of our historical and current stock option grant and exercise practices, focusing on stock options granted to our named executive officers. This review was performed with the assistance of a compensation consultant and outside counsel. The consultant, counsel and the Governance and Directors Nominating Committee concurred that the results confirmed that our stock option granting process and exercise practices by our named executive officers have been in compliance with the terms of the plans under which the options were granted, as well as applicable legal and tax requirements and accounting principles, and that we have no issues in this area.

Deferred Compensation.  We maintain a deferred compensation plan that allows employees having base salary above a certain level, including the named executive officers, to defer the receipt of cash compensation (i.e., base salary and bonus). Participants are unsecured creditors of the company with respect to their plan balances. The plan currently credits account balances of current employees at an annual rate of 12% (the portion of the amount credited which is deemed under the SEC’s executive compensation disclosure rules to be an “above market interest rate” is disclosed in footnote (5) to the Summary Compensation Table for 2006 on page 38). The Compensation Committee does not make a quantitative valuation of this benefit for each named executive officer, as it does for other significant elements of compensation, because each executive’s individual decision to use or not use the plan, and the extent of such use, determines its ultimate value.

Mr. Ralph J. Roberts is also eligible to receive benefits under the legacy SERP plan mentioned above, which was effective in 1989. The Compensation Committee believes that Mr. Roberts’ participation in both a SERP and the deferred compensation plan, as well as Mr. Roberts’ other compensation elements and levels described below, are appropriate in light of Mr. Roberts’ unique roles in our company and the cable industry described above.

Also, our restricted stock plan permits recipients of grants to defer vesting to a later date, without any guaranteed return on the vesting date value. In other words, the deferred shares, when later delivered, have a value equal to the market value of our stock at that time.

Insurance Benefits.  As part of our competitive compensation program, we pay, or reimburse, premiums on certain life insurance policies for certain named executive officers, and provide additional payments to cover certain tax liabilities on account of such payments and reimbursements.

We provide Messrs. Brian L. and Ralph J. Roberts with greater life insurance benefits than the other named executive officers, in each case as described under “— Potential Payments Upon Termination or Change in Control” on page 51. In the case of Mr. Brian L. Roberts, this reflects a decision by the Compensation Committee that an appropriate component of a comprehensive compensation program for our Chief Executive Officer is a meaningful life insurance benefit. In the case of Mr. Ralph J. Roberts, this is the result of previous compensation decisions made when Mr. Roberts was serving as our Chairman and Chief Executive Officer, and in part reflects compensation in exchange for Mr. Roberts’ relinquishment of a potential bonus benefit.

Perquisites.  Prior to 2006, we provided a limited amount of additional compensation through certain personal benefits to ease the professional demands of executive-level life (including travel), and to provide security to the named executive officers and their families. Beginning in 2006, the named executive officers have been required to pay us for any benefits that would otherwise be considered perquisites.

Payments in Connection with a Change in Control.  We generally do not have any benefits that are “triggered” automatically as a result of a “change in control” of the company (a “single trigger”) or the occurrence of one or more specified events (a “double trigger”) that may follow a change in control, such as termination of employment without cause. Instead, our Board will determine whether it is appropriate to accelerate the vesting of stock options and/or RSUs, as applicable, or provide other benefits in connection with a change in control.

Mr. Brian L. Roberts’ employment agreement provides that if his employment is terminated following a change in control, that termination will be treated as a termination without cause for the purpose of determining his benefits in those circumstances under his employment agreement.

Mr. Ralph J. Roberts’ employment agreement provides, at his election in the event of a change in control, for the funding of a grantor trust in an amount equal to our unfunded benefit obligations to Mr. Roberts. Because of the change in control of the company that occurred at the time of our acquisition of AT&T Corp.’s cable business in 2002, Mr. Roberts currently has this right, but has not exercised it.

The Compensation Committee approved these provisions in these employment agreements as a fair and reasonable protection for our current Chief Executive Officer and founder, respectively, in the event of a change in senior management following a change in control.

Emphasis on Performance

As described above, the Compensation Committee has set year-over-year increases in consolidated operating cash flow as the single performance metric for our named executive officers for their incentive based compensation (i.e., annual cash bonus and vesting of performance based RSUs). When added to the value of stock options (which is based on increases in our stock price), total performance based compensation in a given year is a very high percentage of the named executive officers’ total compensation package (in 2006, 68.3% for Mr. Brian L. Roberts, 74.1% for Mr. Smith, 74.8% for Mr. Alchin, 72.6% for Mr. Burke, 30.2% for Mr. Ralph J. Roberts and 75.3% for Mr. Cohen).

Operating cash flow is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets, if any. As such, it eliminates the significant level of noncash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our Board uses this measure in evaluating our consolidated operating performance, and management uses this metric to allocate resources and capital to our operating segments. We believe that operating cash flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of operating cash flow may not be directly comparable to similar measures used by other companies. For these reasons, the Compensation Committee views that this quantitative metric is the best overall measure of our performance that can be controlled by the decision making of our executives. We also believe that measuring performance at the company level and not at the individual level is appropriate, because our executive group needs to operate as a team to achieve our objectives.

The Compensation Committee does not determine compensation levels, or condition incentive based compensation award achievement, based directly on our stock price performance, because it believes that it is not equitable to condition performance rewards based on a quantitative metric that management cannot directly control, and to do so could lead to an undesirable focus on short-term results. However, the Compensation Committee does review benchmark data comparing our stock price performance to that of our peer group companies, and does consider this information in a general way in setting compensation levels each year. In addition, because a material portion of compensation for each named executive officer is in the form of a stock based vehicle, a significant portion of each executive’s compensation is inherently tied to stock price movement.

Emphasis on Long-Term Stock Ownership

Vesting of Equity Based Incentive Compensation.  As described above, we seek to achieve the long-term objectives of equity compensation in part by extending the vesting period for options over a longer time period than is the case with most other large public companies. For example, with respect to the stock options granted to our named executive officers during 2006, one-half of the options vest over five years and one-half vest over a period of nine years and six months. RSUs granted during 2006 to the named executive officers generally vest 15% on each of the first four anniversaries of the date of grant and 40% on the fifth anniversary. We believe that these longer time-frame vesting schedules focus the executives over the long term on the creation of shareholder value.

Stock Ownership Guidelines.  We have a stock ownership policy for members of our senior management, including our named executive officers. Under the current guidelines established by the Compensation

Committee, our Chief Executive Officer is required to own our stock in an amount equal to at least five times base salary. The other named executive officers are required to own our stock in amounts ranging from three to four times base salary. This policy is designed to increase the executives’ ownership stake in the company and align their interests with the interests of shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly by the named executive officer and shares credited to the executive under our employee stock purchase plan, which must be held for 180 days from the date credited. In addition, 60% of each of the following types of ownership also counts: shares owned under our 401(k) plan, deferred shares under our restricted stock plan, and the difference between the market price and exercise price of vested stock options. All of our named executive officers satisfy the requirements of our stock ownership policy.

Policies Regarding Hedging.  Our policy prohibits any named executive officer from buying or selling any company securities or options or derivatives with respect to company securities without obtaining prior approval from our General Counsel. This assures that the executives will not trade in our securities at a time when in possession of inside information. We do not have a policy that specifically prohibits our named executive officers from hedging the economic risk of stock ownership in the company. However, federal securities laws prohibit our named executive officers from selling “short” our stock.

Tax and Accounting Considerations

The Compensation Committee periodically reviews our compensation practices for purposes of obtaining the maximum tax deductibility of compensation paid, consistent with our employment agreement contractual commitments, and as one factor in our compensation philosophy. From time to time, the Compensation Committee has awarded, and may in the future award, compensation that is not fully deductible if it determines that such award is consistent with this philosophy and is in the best interests of the company and its shareholders. The Compensation Committee also endeavors to ensure that any compensation that could be characterized as non-qualified deferred compensation complies with Section 409A of the Internal Revenue Code, including by amending existing compensatory arrangements.

The Compensation Committee also takes into account, from time to time as appropriate, the accounting treatment of compensation elements in determining types or levels of compensation for our named executive officers.

Other Considerations

The Compensation Committee has historically viewed material increases in the size and scope of our operations as a basis for material increases in compensation levels. Most recently, this occurred in 2002 following our acquisition of AT&T Corp.’s cable business, which almost tripled the size of our cable operations, making us the largest U.S. cable television provider.

The Compensation Committee does not take into account aggregate amounts realized or realizable from prior years’ compensation when making decisions regarding current compensation (what some commentators call an “accumulated wealth analysis”). The Compensation Committee believes that in order to maintain the best group of executives to lead the company, we need to provide a compensation package, each year, which is highly competitive with the marketplace. High-quality executive talent with the experience and capabilities sought by us is scarce. The Compensation Committee is strongly of the view that it is an unnecessary risk to shareholder value to not provide a competitive level of compensation to our named executive officers each year. It believes that value realized on prior years’ compensation from stock appreciation is the reward for the executive’s work over that period and the achievement of our long-term goals. To reduce current year compensation below competitive levels because an executive has realized gains based on a desired increase in shareholder value is seen by the Compensation Committee as counterproductive.

The Compensation Committee is aware that our Chairman and Chief Executive Officer, Mr. Brian L. Roberts, is a son of our founder, Mr. Ralph J. Roberts, and is our shareholder with the greatest beneficial voting power. The Compensation Committee maintains an objective stance toward the Messrs. Roberts’ compensation. The Compensation Committee uses the same methods, tools and processes to determine the

Messrs. Roberts’ compensation as it does for our other named executive officers, while taking into account appropriate individual considerations.

Recoupment Policy.  In 2007, upon the recommendation of the Compensation Committee and the Governance and Directors Nominating Committee, our Board adopted an incentive compensation recoupment policy. The policy provides that if it is determined by the Board that gross negligence, intentional misconduct or fraud by one of our executive officers or former executive officers caused or partially caused the restatement of all or a portion of our financial statements, the Board, in its sole discretion, may, to the extent permitted by law and our benefit plans, policies and agreements, and to the extent it determines in its sole judgment that it is in our best interests to do so, require reimbursement of all or a portion of any annual bonus, vested restricted stock or other incentive based compensation granted on or after March 1, 2007 to such executive officer or former executive officer (and/or effect the cancellation of unvested restricted stock), if: (1) the amount or vesting of the incentive based compensation was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement; and (2) the amount or vesting of the incentive based compensation would have been less had the financial statements been correct.

Role of Named Executive Officers in the Compensation Process.  As part of their job responsibilities, certain of our named executive officers participate in gathering and presenting facts related to compensation and benefit matters as requested by the Compensation Committee, and in formulating and making recommendations to the Compensation Committee in these areas. The executives, together with our employees who work in the compensation area and the compensation consultants, also conduct research and consult with legal counsel and other expert sources to keep abreast of developments in these areas. All decisions, however, regarding the compensation of our named executive officers are made by the Compensation Committee and reviewed by the Board, following reviews and discussions held in executive sessions.

Report of the Compensation Committee

We, the members of the Compensation Committee of the Board of Directors, have reviewed and discussed with management the Compensation Discussion and Analysis section (which begins on page 29). Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Dr. Judith Rodin (Chair)
S. Decker Anstrom
Joseph J. Collins
Michael I. Sovern

Summary Compensation Table for 2006

The following table sets forth specified information regarding the compensation for 2006 of our Chairman and Chief Executive Officer (Mr. Brian L. Roberts), our former and current Co-Chief Financial Officers (Messrs. Lawrence S. Smith and John R. Alchin) and our three mostly highly compensated executive officers other than Messrs. Brian L. Roberts, Smith and Alchin. We refer to these individuals as our named executive officers. Compensation for 2006 includes not only compensation earned in 2006 but, in the case of stock awards and option awards, compensation recognized for financial statement reporting purposes with respect to the 2006 fiscal year.

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
						Incentive Plan	Deferred	All Other
				Stock	Option	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	($)	Earnings ($)	($)	Total ($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(3)	(g)(4)	(h)(5)	(i)(6)	(j)

Brian L. Roberts	2006	$2,501,000	$3,002,454	$3,071,792	$5,694,694	$8,400,000	$407,624	$2,924,132	$26,001,696
Chairman of the Board and Chief Executive Officer
Lawrence S. Smith(7)	2006	1,226,000	473,685	1,415,237	5,990,196	1,715,000	609,711	22,834	11,452,663
Former Executive Vice President and Co-Chief Financial Officer
John R. Alchin(8)	2006	1,026,000	157,889	1,249,109	5,051,599	1,435,000	737,972	15,527	9,673,096
Executive Vice President, Co-Chief Financial Officer and Treasurer
Stephen B. Burke	2006	2,001,000	—	2,945,416	3,632,649	6,720,000	1,979,974	1,774,791	19,053,830
Executive Vice President, Chief Operating Officer and President, Comcast Cable
Ralph J. Roberts	2006	1,853,200	—	1,147,628	3,754,212	2,593,080	4,464,957	10,310,134	24,123,211
Chair of the Executive and Finance Committee of the Board
David L. Cohen	2006	1,201,000	—	2,525,302	3,598,910	1,680,000	198,275	771,192	9,974,679
Executive Vice President

(1)	The amounts in this column represent bonuses paid in 2006 to Messrs. Brian L. Roberts, Smith and Alchin in exchange for the cancellation of certain options to purchase QVC common stock that they previously held. As a result of the sale of our interest in QVC in 2003, all options to purchase QVC common stock held by our employees were canceled and holders of unvested options, including certain of our named executive officers, are entitled to receive future bonus payments on the same vesting schedule as the original options, as long as the named executive officer remains continuously employed by us through the applicable vesting dates. The aggregate amount of the bonus payments for each named executive officer is equal to the in-the-money value of the unvested options at the time of their cancellation, plus an amount equal to 8% per year from the date of their cancellation through the original vesting date of the option.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of performance based RSUs granted to each of the named executive officers in 2006 as well as stock awards made in prior fiscal years, in accordance with Statement of Financial Accounting Standards 123R, Share-Based Payment (SFAS 123R). Under the SEC’s rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. Fair values in this column have been determined under SFAS 123R and were calculated using the Class A common stock closing price on the date of grant and multiplying it by the number of shares subject to the grant. See the “Grants in 2006 of Plan Based Awards” table on page 40 for information on awards made in 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executive officers in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Under the SEC’s rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. These amounts were calculated using the Black-Scholes option-pricing model, based upon the following assumptions: an expected volatility of approximately 27.0%; an expected term to exercise of seven years; an interest rate of approximately 4.8%; and no dividend yield. For information on the valuation assumptions with respect to grants made prior to 2006, refer to the “Summary of Significant Accounting Policies” and “Stockholders’ Equity” footnotes to our financial statements in the Annual Report on Form 10-K for the respective year-end. See the “Grants in 2006 of Plan Based Awards” table on page 40 for information on options granted in 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)	The amounts in this column represent annual performance based bonuses earned in 2006 by our named executive officers under our 2006 Cash Bonus Plan. The grant of these bonuses is also disclosed under the “Grants in 2006 of Plan Based Awards” table on page 40.

(5)	The amounts in this column represent the dollar value of interest earned on deferred compensation in excess of 120% of the long-term applicable federal rate (the current rate on deferred compensation is 12%). For Mr. Ralph J. Roberts, in addition to this amount ($3,755,813), the increase in the actuarial value of his accumulated benefit under the SERP ($709,144) is included. None of the other named executive officers participate in this plan.

(6)	This column includes: (a) payments to certain named executive officers to reimburse them for premiums on the term life portion of certain split-dollar life insurance policies (Mr. Brian L. Roberts, $1,903; Mr. Smith, $2,501; Mr. Alchin, $2,327; and Mr. Ralph J. Roberts, $4,191,510); (b) payments and reimbursements of premiums on term life insurance policies (Mr. Brian L. Roberts, $419,973); (c) company contributions to our Retirement-Investment Plan accounts in the amount of $13,200 for each of the named executive officers; (d) company contributions to our deferred compensation plan (Mr. Brian L. Roberts, $2,100,000; Mr. Burke, $1,680,000; and Mr. Cohen, $750,000); (e) the aggregate amount of payments made to cover certain tax liabilities, which, in the case of Messrs. Brian L. and Ralph J. Roberts, were principally related to certain life insurance policies (Mr. Brian L. Roberts, $295,846; Mr. Smith, $175; Mr. Burke, $398; Mr. Ralph J. Roberts, $6,043,349; and Mr. Cohen, $1,551); (f) amounts on account of personal use of company aircraft, determined as the extent to which the value of such use, calculated on an incremental cost basis, exceeds the amount paid to us by the named executive officer for such use under company policy, generally based on the associated taxable value (Mr. Brian L. Roberts, $93,210; Mr. Smith, $6,958; Mr. Burke, $81,193; Mr. Ralph J. Roberts, $62,075; and Mr. Cohen, $6,441). The use of company aircraft is required by company policy for security reasons with respect to both personal and business travel for Messrs. Brian L. Roberts, Burke and Ralph J. Roberts.

For business and personal use, our named executive officers are able to use company-owned aircraft as well as certain leased or charter aircraft (depending on availability). In calculating the aggregate incremental cost for a personal flight taken on a leased or charter plane, we use the cost of the flight as charged to us by the aircraft leasing or the charter company. In calculating the aggregate incremental cost associated with the personal use of company aircraft, we use a methodology that takes into account all variable costs associated with airplane travel, including the cost of fuel, trip-related maintenance, repairs, expenses, catering and crew services and landing fees, to arrive at a variable cost per hour amount that we then multiply by the number of hours the named executive officer used the aircraft. These methodologies exclude fixed costs, which do not change based on usage, such as pilots’ salaries, the purchase costs of the corporate-owned aircraft and the cost of maintenance not related to personal travel.

For all other benefits that would otherwise be considered perquisites, as more fully described in “ — Compensation Discussion and Analysis — Elements and Mix of our Compensation Program — Perquisites” on page 34, beginning in 2006, our named executive officers are required to pay us (and have paid us) for any such benefits.

(7)	On November 27, 2006, Mr. Lawrence S. Smith notified us of his decision to retire from his positions as Executive Vice President and Co-Chief Financial Officer on March 28, 2007. On the day of Mr. Lawrence S. Smith’s retirement, Mr. Michael J. Angelakis became Executive Vice President and Co-Chief Financial Officer under an employment agreement dated November 20, 2006. For more information regarding Mr. Smith’s retirement and Mr. Angelakis’ employment agreement, please see the Form 8-K we filed with the SEC on November 28, 2006.

(8)	On November 27, 2006, Mr. John R. Alchin notified us of his intention to retire from his positions as Executive Vice President, Co-Chief Financial Officer and Treasurer early in 2008. Upon Mr. Alchin’s retirement, Mr. Michael J. Angelakis, who became our Co-Chief Financial Officer on March 28, 2007, will become our Chief Financial Officer. For more information regarding Mr. Alchin’s retirement and Mr. Angelakis’ employment agreement, please see the Form 8-K we filed with the SEC on November 28, 2006.

Grants in 2006 of Plan Based Awards

The following table provides information about equity and non-equity awards granted to our named executive officers in 2006, as follows: (1) the grant date for equity awards; (2) the estimated future payouts under non-equity incentive plan awards; (3) the estimated future payouts under equity incentive plan awards, which consist of performance based RSUs; (4) all other option awards, which consist of the number of shares underlying stock options; (5) the exercise price of the stock option awards, which reflects the closing price of our Class A common stock on the date of grant ($26.25, which is equivalent to $17.50 as a result of our three-for-two stock split) and (6) the grant date fair value of each equity award computed under SFAS 123R.

								All Other
								Option	Exercise
								Awards:	or Base	Grant Date
								Number of	Price of	Fair Value
		Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under Equity			Securities	Option	of Stock
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Underlying	Awards	and Option
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Options	($/Sh)	Awards ($)
Name (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)(3)	(k)	(l)

Brian L. Roberts	—	$2,475,000	$7,500,000	$8,400,000
	3/10/06				198,990	301,500	301,500			$5,276,250
	3/10/06							756,000	$17.50	5,347,440
Lawrence S. Smith	—	505,313	1,531,250	1,715,000
	3/10/06				92,565	140,250	140,250			2,454,375
	3/10/06							352,500	17.50	2,493,350
John R. Alchin	—	422,813	1,281,250	1,435,000
	3/10/06				80,784	122,400	122,400			2,142,000
	3/10/06							307,500	17.50	2,175,050
Stephen B. Burke	—	1,980,000	6,000,000	6,720,000
	3/10/06				159,192	241,200	241,200			4,221,000
	3/10/06							604,800	17.50	4,277,952
Ralph J. Roberts	—	764,033	2,315,250	2,593,080
	3/10/06				96,030	145,500	145,500			2,546,250
	3/10/06							291,000	17.50	2,058,340
David L. Cohen	—	495,000	1,500,000	1,680,000
	3/10/06				92,565	140,250	140,250			2,454,375
	3/10/06							352,500	17.50	2,493,350

(1)	Represents annual performance based bonus awards granted to our named executive officers under our 2006 Cash Bonus Plan. The actual amounts earned with respect to these bonuses for 2006 are included in the Summary Compensation Table for 2006 on page 38 under the “Non-Equity Incentive Plan Compensation” column (see footnote (4) to the Summary Compensation Table for 2006). Bonus amounts in 2006 were determined based on the achievement of specified increases in consolidated operating cash flow.

(2)	Represents shares of our Class A common stock underlying performance based RSU awards granted to our named executive officers under our 2002 Restricted Stock Plan. Subject to achieving specified increases in consolidated operating cash flow, 15% of the shares subject to each award will vest on April 10, 2007, 15% on each of March 10, 2008, 2009 and 2010 and 40% on March 10, 2011.

(3)	Represents shares of our Class A common stock underlying stock option awards granted to our named executive officers on March 10, 2006 under our 2003 Stock Option Plan. These options become exercisable at the rate of 30% of the shares covered thereby on the second anniversary of the date of grant, another 15% on each of the third, fourth and fifth anniversaries of the date of grant, another 5% on each of the sixth through ninth anniversaries of the date of grant and 5% on the nine and one-half year anniversary of the date of grant.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards by our named executive officers. This table includes unexercised vested and unvested option awards (see columns (b), (c), (e) and (f)), unvested RSUs (see columns (g) and (h)) and unvested performance based RSUs (see columns (i) and (j)). The vesting schedules for these grants are disclosed in the footnotes to this table. The market value of stock awards is based on the closing market price of a share of our Class A common stock as of December 31, 2006, or $42.33, which is equivalent to $28.22 as a result of our three-for-two stock split. The performance based RSUs are subject to achieving specified increases in consolidated operating cash flow, as described in further detail in “— Compensation Discussion and Analysis — Elements and Mix of our Compensation Program — Equity Based Incentive Compensation” on page 33.

							Stock Awards
												Equity
												Incentive
												Plan Awards:
												Market or
										Equity		Payout
										Incentive		Value of
	Option Awards								Market	Plan Awards:		Unearned
	Number of		Number of						Value of	Number of		Shares,
	Securities		Securities				Number of		Share	Unearned		Units or
	Underlying		Underlying				Shares or		or Units	Shares, Units or		Other
	Unexercised		Unexercised		Option	Option	Units of Stock		of Stock That	Other Rights		Rights
	Options (#)		Options (#)		Exercise	Expiration	That Have		Have Not	That Have		That Have
Name	Exercisable		Unexercisable		Price	Date	Not Vested		Vested	Not Vested		Not Vested
(a)	(b)		(c)		($)(e)	(f)	(#)(g)		($)(h)	(#)(i)		($)(j)

Brian L. Roberts							115,500	(3)	3,259,410
										511,875	(4)	14,445,113
	3,299,136	(1)	450,000	(1)(5)	11.2916	06/16/08
	1,495,359	(1)	—		19.7500	01/05/09
	1,500,000	(1)	—		21.1250	04/05/09
	1,500,000	(1)	—		21.8958	05/03/09
	1,496,493	(1)	—		25.9166	10/04/09
	1,500,000	(1)	—		33.1666	01/04/10
	1,499,289	(1)	—		25.6666	03/30/10
	1,496,347	(1)	—		27.3750	07/05/10
	1,500,000	(1)	—		27.6250	10/05/10
	1,120,944	(1)	—		24.6466	07/30/11
	1,125,000	(1)	—		23.6600	01/24/12
	646,875	(2)	778,125	(2)(6)	18.0800	02/26/13
	360,000	(2)	840,000	(2)(7)	19.9200	03/09/14
	—		637,500	(2)(8)	22.6600	03/14/15
	—		756,000	(2)(9)	17.5000	03/09/16

							Stock Awards
												Equity
												Incentive
												Plan Awards:
												Market or
										Equity		Payout
										Incentive		Value of
	Option Awards								Market	Plan Awards:		Unearned
	Number of		Number of						Value of	Number of		Shares,
	Securities		Securities				Number of		Share	Unearned		Units or
	Underlying		Underlying				Shares or		or Units	Shares, Units or		Other
	Unexercised		Unexercised		Option	Option	Units of Stock		of Stock That	Other Rights		Rights
	Options (#)		Options (#)		Exercise	Expiration	That Have		Have Not	That Have		That Have
Name	Exercisable		Unexercisable		Price	Date	Not Vested		Vested	Not Vested		Not Vested
(a)	(b)		(c)		($)(e)	(f)	(#)(g)		($)(h)	(#)(i)		($)(j)

Lawrence S. Smith							52,500	(10)	1,481,550
										237,150	(11)	6,692,373
	493,943	(1)(59)	90,000	(1)(12)	11.2916	06/16/08
	—		121,191	(1)(13)(60)	21.8958	05/01/09
	—		1,179,808	(1)(14)(61)	25.0416	06/01/10
	—		375,000	(1)(15)(62)	24.6466	07/29/11
	—		450,000	(1)(16)(63)	23.6600	01/23/12
	115,500	(1)(64)	64,500	(1)(17)	17.2200	10/26/12
	—		675,000	(2)(18)(65)	18.0800	02/25/13
	—		562,500	(2)(19)(66)	19.9200	03/07/14
	—		300,000	(2)(20)	22.6600	03/13/15
	—		352,500	(2)(21)	17.5000	03/09/16
John R. Alchin							47,250	(22)	1,333,395
										207,825	(23)	5,864,822
	131,250	(1)	—		9.9583	01/09/08
	675,000	(1)	75,000	(1)(24)	11.2916	06/16/08
	—		112,500	(1)(25)	21.8958	05/01/09
	—		900,000	(1)(26)	25.0416	06/01/10
	—		300,000	(1)(27)	24.6466	07/29/11
	—		300,000	(1)(28)	23.6600	01/23/12
	106,500	(1)	58,500	(1)(29)	17.2200	10/26/12
	—		600,000	(2)(30)	18.0800	02/25/13
	—		487,500	(2)(31)	19.9200	03/07/14
	—		259,500	(2)(32)	22.6600	03/13/15
	—		307,500	(2)(33)	17.5000	03/09/16
Stephen B. Burke							225,000	(34)	6,349,500
										355,950	(35)	10,044,909
	—		8,655	(1)(36)	11.5521	06/03/08
	—		291,345	(1)(37)	11.3921	06/03/08
	129,185	(1)	20,815	(1)(38)	21.8958	05/03/09
	900,000	(1)	—		25.6250	03/15/10
	1,050,000	(1)	—		25.0416	06/02/10
	750,000	(1)	—		24.6466	07/30/11
	750,000	(1)	—		23.2666	01/07/12
	450,000	(1)	—		23.6600	01/24/12
	275,625	(1)(67)	232,500	(1)(39)	15.8933	10/28/12
	343,125	(2)(68)	406,875	(2)(40)	18.0800	02/26/13
	180,000	(2)(69)	420,000	(2)(41)	19.9200	03/09/14
	—		348,750	(2)(42)	22.6600	03/14/15
	—		604,800	(2)(43)	17.5000	03/09/16

							Stock Awards
												Equity
												Incentive
												Plan Awards:
												Market or
										Equity		Payout
										Incentive		Value of
	Option Awards								Market	Plan Awards:		Unearned
	Number of		Number of						Value of	Number of		Shares,
	Securities		Securities				Number of		Share	Unearned		Units or
	Underlying		Underlying				Shares or		or Units	Shares, Units or		Other
	Unexercised		Unexercised		Option	Option	Units of Stock		of Stock That	Other Rights		Rights
	Options (#)		Options (#)		Exercise	Expiration	That Have		Have Not	That Have		That Have
Name	Exercisable		Unexercisable		Price	Date	Not Vested		Vested	Not Vested		Not Vested
(a)	(b)		(c)		($)(e)	(f)	(#)(g)		($)(h)	(#)(i)		($)(j)

Ralph J. Roberts							211,672	(44)	5,973,384
										241,763	(45)	6,822,552
	191,133	(1)	—		9.9583	01/09/08
	1,499,136	(1)	—		11.2916	06/16/08
	370,815	(1)	—		21.8958	05/03/09
	370,747	(1)	—		25.6666	03/30/10
	746,124	(1)	—		25.7916	03/26/11
	895,944	(1)	—		24.6466	07/30/11
	900,000	(1)	—		23.6600	01/24/12
	444,375	(2)	530,625	(2)(46)	18.0800	02/26/13
	225,000	(2)	525,000	(2)(47)	19.9200	03/09/14
	—		292,500	(2)(48)	22.6600	03/14/15
	—		291,000	(2)(49)	17.5000	03/09/16
David L. Cohen							105,000	(50)	2,963,100
										367,650	(51)	10,375,083
	450,000	(1)	300,000	(1)(52)	15.8933	07/01/12
	106,500	(1)	58,500	(1)(53)	15.8933	10/28/12
	275,625	(2)	324,375	(2)(54)	18.0800	02/26/13
	168,750	(2)	393,750	(2)(55)	19.9200	03/09/14
	—		300,000	(2)(56)	22.6600	03/14/15
	—		337,500	(2)(57)	17.9533	11/11/15
	—		352,500	(2)(58)	17.5000	03/09/16

(1)	Represents shares of Class A Special common stock.

(2)	Represents shares of Class A common stock.

(3)	Represents an award of RSUs with respect to shares of Class A common stock. The award vests as follows: 24,750 of the shares subject to the award vest on each of March 9, 2007 and 2008; and 66,000 vest on March 9, 2009.

(4)	Represents awards of performance based RSUs with respect to shares of Class A common stock. Subject to achieving specified increases in consolidated operating cash flow, the awards vest as follows: 37,125 of the shares subject to an award vest on each of March 14, 2007, 2008 and 2009; and 99,000 vest on March 14, 2010. 45,225 of the shares subject to an award vest on April 10, 2007; 45,225 vest on each of March 10, 2008, 2009 and 2010; and 120,600 vest on March 10, 2011.

(5)	225,000 shares underlying the option vest on each of June 16 and December 16, 2007.

(6)	215,625 shares underlying the option vest on each of February 26, 2007 and 2008; and 69,375 vest on each of February 26, 2009, 2010, 2011 and 2012 and August 26, 2012.

(7)	180,000 shares underlying the option vest on each of March 9, 2007, 2008 and 2009; and 60,000 vest on each of March 9, 2010, 2011, 2012 and 2013 and September 9, 2013.

(8)	191,250 shares underlying the option vest on March 14, 2007; 95,625 vest on each of March 14, 2008, 2009 and 2010; and 31,875 vest on each of March 14, 2011, 2012, 2013 and 2014 and September 14, 2014.

(9)	226,800 shares underlying the option vest on March 10, 2008; 113,400 vest on each of March 10, 2009, 2010 and 2011; and 37,800 vest on each of March 10, 2012, 2013, 2014 and 2015 and September 10, 2015.

(10)	Represents an award of RSUs with respect to shares of Class A common stock. The award vests as follows: 11,250 of the shares subject to the award vest on each of March 9, 2007 and 2008; and 30,000 vest on March 9, 2009.

(11)	Represents awards of performance based RSUs with respect to shares of Class A common stock. Subject to achieving specified increases in consolidated operating cash flow, the awards vest as follows: 17,100 of the shares subject to an award vest on each of March 14, 2007, 2008 and 2009; and 45,600 vest on March 14, 2010. 21,037 of the shares subject to an award vest on April 10, 2007; 21,038 vest on March 10, 2008; 21,037 vest on March 10, 2009; 21,038 vest on March 10, 2010; and 56,100 vest on March 10, 2011.

(12)	45,000 of the shares underlying the option vest on each of June 16 and December 16, 2007.

(13)	Shares underlying the option vest on May 1, 2009.

(14)	Shares underlying the option vest on June 1, 2010.

(15)	Shares underlying the option vest on July 29, 2011.

(16)	Shares underlying the option vest on January 23, 2012.

(17)	28,875 shares underlying the option vest on October 28, 2007; 7,125 vest on October 28, 2008; and 28,500 vest on December 31, 2008.

(18)	Shares underlying the option vest on February 25, 2013.

(19)	Shares underlying the option vest on March 7, 2014.

(20)	Shares underlying the option vest on March 13, 2015.

(21)	105,750 shares underlying the option vest on March 10, 2008; and 246,750 vest on December 31, 2008.

(22)	Represents an award of RSUs with respect to shares of Class A common stock. The award vests as follows: 10,125 of the shares subject to the award vest on each of March 9, 2007 and 2008; and 27,000 vest on March 9, 2009.

(23)	Represents awards of performance based RSUs with respect to shares of Class A common stock. Subject to achieving specified increases in consolidated operating cash flow, the awards vest as follows: 15,075 of the shares subject to an award vest on each of March 14, 2007, 2008 and 2009; and 40,200 vest on March 14, 2010. 18,360 of the shares subject to an award vest on April 10, 2007; 18,360 vest on each of March 10, 2008, 2009 and 2010; and 48,960 vest on March 10, 2011.

(24)	37,500 of the shares underlying the option vest on each of June 16 and December 16, 2007.

(25)	Shares underlying the option vest on May 1, 2009.

(26)	Shares underlying the option vest on June 1, 2010.

(27)	Shares underlying the option vest on July 29, 2011.

(28)	Shares underlying the option vest on January 23, 2012.

(29)	26,625 of the shares underlying the option vest on October 28, 2007; 6,375 vest on October 28, 2008; and 25,500 vest on December 31, 2008.

(30)	Shares underlying the option vest on February 25, 2013.

(31)	Shares underlying the option vest on March 7, 2014.

(32)	Shares underlying the option vest on March 13, 2015.

(33)	92,250 of the shares underlying the option vest on March 10, 2008; and 215,250 vest on December 31, 2008.

(34)	Represents an award of RSUs with respect to shares of Class A common stock. The award vests as follows: 75,000 of the shares subject to the award vest on each of January 2, 2007, 2008 and 2009.

(35)	Represents awards of performance based RSUs with respect to shares of Class A common stock. Subject to achieving specified increases in consolidated operating cash flow, the awards vest as follows: 20,250 of the shares subject to an award vest on each of March 14, 2007, 2008 and 2009; and 54,000 vest on March 14, 2010. 36,180 of the shares subject to an award vest on April 10, 2007; 36,180 vest on each of March 10, 2008, 2009 and 2010; and 96,480 vest on March 10, 2011.

(36)	Shares underlying the option vest on June 3, 2007.

(37)	141,345 of the shares underlying the option vest on June 3, 2007; and 150,000 vest on December 31, 2007.

(38)	6,937 of the shares underlying the option vest on each of May 3, 2007 and 2008; and 6,941 vest on November 3, 2008.

(39)	91,875 of the shares underlying the option vest on October 28, 2007; and 28,125 vest on each of October 28, 2008, 2009, 2010 and 2011 and April 28, 2012.

(40)	114,375 of the shares underlying the option vest on each of February 26, 2007 and 2008; and 35,625 vest on February 26, 2009, 2010, 2011 and 2012 and August 26, 2012.

(41)	90,000 of the shares underlying the option vest on each of March 9, 2007, 2008 and 2009; and 30,000 vest on each of March 9, 2010, 2011, 2012 and 2013 and September 9, 2013.

(42)	104,625 of the shares underlying the option vest on March 14, 2007; 52,312 vest on March 14, 2008; 52,313 vest on March 14, 2009; 52,312 vest on March 14, 2010; 17,438 vest on March 14, 2011; 17,437 vest on March 14, 2012; 17,438 vest on March 14, 2013; 17,437 vest on March 14, 2014; and 17,438 vest on September 14, 2014.

(43)	181,440 of the shares underlying the option vest on March 10, 2008; 90,720 vest on each of March 10, 2009, 2010 and 2011; and 30,240 vest on each of March 10, 2012, 2013, 2014 and 2015 and September 10, 2015.

(44)	Represents an award of RSUs with respect to shares of Class A common stock. Shares underlying the award vested on January 2, 2007.

(45)	Represents awards of performance based RSUs with respect to shares of Class A common stock. Subject to achieving specified increases in consolidated operating cash flow, the awards vest as follows: 16,988 of the shares underlying an award vest on March 14, 2007, 16,987 vest on March 14, 2008, 16,988 vest on March 14, 2009, and 45,300 vest on March 14, 2010. 21,825 of the shares subject to an award vest on April 10, 2007; 21,825 vest on each of March 10, 2008, 2009 and 2010; and 58,200 vest on March 10, 2011.

(46)	148,125 of the shares underlying the option vest on each of February 26, 2007 and 2008; and 46,875 vest on each of February 26, 2009, 2010, 2011 and 2012 and August 26, 2012.

(47)	112,500 of the shares underlying the option vest on each of March 9, 2007, 2008 and 2009; and 37,500 vest on each of March 9, 2010, 2011, 2012 and 2013 and September 9, 2013.

(48)	87,750 of the shares underlying the option vest on March 14, 2007; 43,875 vest on each of March 14, 2008, 2009 and 2010; and 14,625 vest on each of March 14, 2011, 2012, 2013 and 2014 and September 14, 2014.

(49)	87,300 of the shares underlying the option vest on March 10, 2008; 43,650 vest on each of May 10, 2009, 2010 and 2011; and 14,550 vest on each of March 10, 2012, 2013, 2014 and 2015 and September 10, 2015.

(50)	Represents an award of RSUs with respect to shares of Class A common stock. The award vests as follows: 22,500 of the shares subject to the award vest on each of March 9, 2007 and 2008; and 60,000 vest on March 9, 2009.

(51)	Represents awards of performance based RSUs with respect to shares of Class A common stock. Subject to achieving specified increases in consolidated operating cash flow, the awards vest as follows: 17,100 of the shares subject to an award vest on each of March 14, 2007, 2008 and 2009; and 45,600 vest on

March 14, 2010. 19,575 of the shares subject to an award vest on January 2, 2007; 19,575 vest on each of November 11, 2007, 2008 and 2009; and 52,200 vest on November 11, 2010. 21,037 of the shares subject to an award vest on April 10, 2007; 21,038 vest on March 10, 2008; 21,037 vest on March 10, 2009; 21,038 vest on March 10, 2010; and 56,100 vest on March 10, 2011.

(52)	112,500 of the shares underlying the option vest on July 1, 2007; and 37,500 vest on each of July 1, 2008, 2009, 2010 and 2011 and January 1, 2012.

(53)	26,625 of the shares underlying the option vest on October 28, 2007; and 6,375 vest on each of October 28, 2008, 2009, 2010 and 2011 and 6,375 vest on April 28, 2012.

(54)	91,875 of the shares underlying the option vest on each of February 26, 2007 and 2008; and 28,125 vest on each of February 26, 2009, 2010, 2011 and 2012 and August 26, 2012.

(55)	84,375 of the shares underlying the option vest on each of March 9, 2007, 2008 and 2009; and 28,125 vest on each of March 9, 2010, 2011, 2012 and 2013 and September 9, 2013.

(56)	90,000 of the shares underlying the option vest on March 14, 2007; 45,000 vest on each of March 14, 2008, 2009 and 2010; and 15,000 vest on each of March 14, 2011, 2012, 2013 and 2014 and September 14, 2014.

(57)	101,250 of the shares underlying the option vest on November 11, 2007; 50,625 vest on each of November 11, 2008, 2009 and 2010; and 16,875 vest on each of November 11, 2011, 2012, 2013 and 2014 and May 11, 2015.

(58)	105,750 of the shares underlying the option vest on March 10, 2008; 52,875 vest on each of March 10, 2009, 2010 and 2011; and 17,625 vest on each of March 10, 2012, 2013, 2014 and 2015 and September 10, 2015.

(59)	Mr. Smith assigned to a grantor retained annuity trust a portion of this option representing 307,799 shares.

(60)	Mr. Smith assigned to a grantor retained annuity trust a portion of this option representing 93,438 shares.

(61)	Mr. Smith assigned to a grantor retained annuity trust a portion of this option representing 120,000 shares. Mr. Smith assigned to another grantor retained annuity trust a portion of this option representing 579,809 shares.

(62)	Mr. Smith assigned to a grantor retained annuity trust a portion of this option representing 285,000 shares.

(63)	Mr. Smith assigned to a grantor retained annuity trust a portion of this option representing 277,500 shares.

(64)	Mr. Smith assigned to a grantor retained annuity trust a portion of this option representing 57,750 shares.

(65)	Mr. Smith assigned to a grantor retained annuity trust a portion of this option representing 152,888 shares. Mr. Smith assigned to another grantor retained annuity trust a portion of this option representing 103,125 shares.

(66)	Mr. Smith assigned to a grantor retained annuity trust a portion of this option representing 168,750 shares.

(67)	Mr. Burke assigned to a grantor retained annuity trust the entirety of this option.

(68)	Mr. Burke assigned to a grantor retained annuity trust the entirety of this option.

(69)	Mr. Burke assigned to a grantor retained annuity trust the entirety of this option.

Option Exercises and Stock Vested in 2006

The following table provides information, for each of our named executive officers, on (1) stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares resulting from the vesting of stock awards in the form of RSUs and the value realized, each before payment of any applicable withholding tax.

				Stock Awards
	Option Awards			Number of Shares
	Number of Shares		Value Realized on	Acquired on Vesting		Value Realized on
Name (a)	Acquired on Exercise (#) (b)		Exercise ($) (c)	(#) (d)		Vesting ($) (e)

Brian L. Roberts	1,204,190	(1)	$19,921,476	61,875	(2)	$1,094,693
Lawrence S. Smith	289,813	(1)	4,869,988	28,350	(2)	501,588
John R. Alchin	131,250	(1)	2,829,094	25,200	(2)	445,829
Stephen B. Burke	1,248,600	(1)	19,038,369	95,250	(2)	1,656,045
Ralph J. Roberts	132,084	(1)	2,747,567	228,661	(2)(3)	3,959,756	(3)
David L. Cohen	—		—	7,500	(1)(4)	128,450	(4)
				39,600	(2)(4)	699,138	(4)

(1)	Represents shares of Class A Special common stock.

(2)	Represents shares of Class A common stock.

(3)	Mr. Ralph J. Roberts deferred the settlement of 211,674 shares of Class A common stock until January 2, 2016 and 16,987 shares of Class A common stock until March 14, 2016. The actual value that he will realize upon settlement will depend on the value of a share of Class A common stock at the time the deferrals lapse.

(4)	Mr. Cohen deferred the settlement of 7,500 shares of Class A Special common stock until January 2, 2008, 22,500 shares of Class A common stock until March 9, 2008 and 17,100 shares of Class A common stock until March 14, 2008. The actual value that he will realize upon settlement will depend on the value of a share of Class A Special common stock and Class A common stock, as applicable, at the time the deferrals lapse.

Pension Benefits at 2006 Fiscal Year-End

The amount reported in the table below represents the present value of the accumulated benefit as of December 31, 2006 for Mr. Ralph J. Roberts under our Supplemental Executive Retirement Plan, or SERP. Mr. Roberts is the only named executive officer who participates in a defined benefit pension plan.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name (a)	Plan Name (b)	(#) (c)(1)	($) (d)(2)	($) (e)

Brian L. Roberts	—	—	—	—
Lawrence S. Smith	—	—	—	—
John R. Alchin	—	—	—	—
Stephen B. Burke	—	—	—	—
Ralph J. Roberts	Supplemental Executive	30	$8,628,078	—
Retirement Plan
David L. Cohen	—	—	—	—

(1)	Although Mr. Ralph J. Roberts has been employed by us for 43 years, under the terms of our SERP, the maximum number of years of credited service is 30 years.

(2)	Benefits under the SERP are calculated by multiplying “final average compensation” by 2% and by the number of years of service (the maximum is 30 years), minus any Social Security benefits that the participant receives. For purposes of the SERP, “final average compensation” is defined as the average of the total compensation paid to the executive during the five highest, consecutive complete calendar years within the 10 calendar years preceding the date of termination of employment. Compensation includes salary, bonus (including any deferred bonus) and any other supplementary remuneration, but excludes payments made to participants for split-dollar life insurance premium bonuses and payments made to offset tax liabilities incurred related to these bonuses. The present value of the accrued SERP benefit for Mr. Ralph J. Roberts was calculated using a discount rate of 5.65%, a post-retirement cost of living adjustment of 4%, a post-retirement mortality of 4.57 years based on the RP-2000 mortality table and a retirement age of 70 or attained age on January 1, 2007 if later.

Non-qualified Deferred Compensation in and as of 2006 Fiscal Year-End

The table below provides information on the non-qualified deferred compensation of our named executive officers in and as of the end of 2006.

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distribution	at Last FYE
Name (a)	($) (b)(1)	($) (c)	($) (d)	($) (e)	($) (f)(2)

Brian L. Roberts(3)	$1,250,000	$2,100,000	$814,795	—	$7,777,262
Lawrence S. Smith(3)(4)	—	—	2,070,902	—	13,543,927
John R. Alchin(3)(4)	1,465,789	—	1,974,772	$1,921,127	14,016,372
Stephen B. Burke(3)	7,671,600	1,680,000	3,957,750	—	38,445,115
Ralph J. Roberts(3)(5)	1,666,980	—	12,418,048	—	115,105,894
David L. Cohen(3)	885,600	750,000	396,330	—	3,839,263

(1)	These amounts were reported as compensation in the Summary Compensation Table for 2006 on page 38 under the columns “Salary”, “Bonus” and/or “Non-Equity Incentive Plan Compensation.”

(2)	All amounts contributed by a named executive officer and by us in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned to the extent he was a named executive officer for purposes of the SEC’s executive compensation disclosure.

(3)	Other than the amounts described in footnotes (4) and (5) below, amounts in this table have been deferred under our deferred compensation plans. Eligible employees and directors may elect to participate in these plans. Employees may defer any cash compensation they receive, other than sales commissions or other similar payment, and nonemployee directors may defer any compensation they receive for services as a director, whether paid in stock or in cash. Amounts credited to each participant’s account will generally be deemed invested in an income fund, which is credited at the annual rate applicable at the time of the participant’s deferral (which, through 2006, has been and is currently 12%) for so long as the individual is employed by, or is providing services to, us. Following such time, any amounts remaining deferred in the income fund are credited with interest at the prime rate plus 1%, unless the Compensation Committee provides for a different rate. Following the termination of their employment by us, the rate applicable to Messrs. Smith and Alchin will continue at the active employee rate through December 31, 2013. Nonemployee directors who have elected to defer the receipt of shares as described on page 57 under the “Director Compensation for 2006” table will have these amounts initially deemed invested in the company’s stock fund. Compensation earned on or before December 31, 2004 was required to be deferred for a minimum of one year, with any redeferral required to be for a minimum of two years. Compensation earned on or after January 1, 2005 is required to be deferred for a minimum of two years, with any redeferral required to be for a minimum of five years. In either case, the maximum deferral associated with any individual election is 10 years.

(4)	Under our deferred stock option plan, our named executive officers were permitted to defer all or a portion of the shares issuable upon the exercise of non-qualified stock options. These proceeds were deemed invested in the company’s stock fund, and the amounts in the “Aggregate Earnings in Last FY” column include earnings on those deemed investments from January 1, 2006 through, in the case of Mr. Smith, the date on which his deemed investment in the company’s stock fund was converted into a deemed investment in an income fund, which is credited at an annual rate of 8% and, in the case of Mr. Alchin, the date on which he received a distribution of his deemed investment account balance (as reflected in the “Aggregate Withdrawals / Distributions” column). Effective January 30, 2004, the deferred stock option plan ceased to permit the deferral of any amounts that were not earned and vested as of December 31, 2004.

(5)	Under the compensation agreement we entered into with Mr. Ralph J. Roberts, upon his death, we are required to pay a supplemental death benefit to his beneficiary within six months of his death. We agreed to provide this benefit to Mr. Roberts in exchange for his waiving his right to two bonus arrangements of comparable value that he had been entitled to under a prior agreement with us. Under the terms of the compensation agreement, Mr. Roberts requested that we invest portions of the death benefit amount in certain investments identified by Mr. Roberts. We have complied with Mr. Roberts’ request, and the amount of the death benefit has been adjusted to reflect the increase or decrease in value of any such investments. The value of the death benefit as of December 31, 2006 was $44,180,166.

Agreements with Our Named Executive Officers

The following is a description of selected terms of the agreements that we have entered into with our named executive officers, as such terms relate to the compensation reported and described in this proxy statement.

Employment Agreement with Mr. Brian L. Roberts

Base Salary.  The agreement provides for an annual base salary of $2,500,000 from the inception of the agreement through December 31, 2005. This amount will be reviewed for increase for each subsequent calendar year in the term of the agreement, which ends on June 30, 2009, unless the agreement is terminated earlier as a result of a termination of Mr. Roberts’ employment. If so adjusted, Mr. Roberts’ salary may not be reduced, except under an overall plan to reduce the compensation of all our senior executive officers. Mr. Roberts’ salary was not adjusted in 2006.

Bonus.  Mr. Roberts is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Roberts’ bonus opportunity, expressed as a percentage of base salary, will be established by the Compensation Committee; however, the applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Deferred Compensation.  The agreement entitles Mr. Roberts to an annual company contribution to our deferred compensation plan as follows: 2006, $2,100,000; 2007, $2,205,000; 2008, $2,315,250; and 2009, $2,431,012.

Perquisites.  The agreement provides for Mr. Roberts to continue to receive those perquisites and fringe benefits in effect at the time of the agreement under our current plans and policies, including our aviation policy (as described in footnote (6) to the Summary Compensation Table for 2006 on page 38). Since 2006, our named executive officers have been required to pay us for any benefits that would otherwise be considered perquisites.

Term and Split-Dollar Life Insurance.  We have entered into various agreements, including the employment agreement, with Mr. Roberts that require us to provide funding for term and split-dollar life insurance policies having an approximately $223 million aggregate net death benefit as of December 31, 2006. The split-dollar policy is currently fully paid; however, we pay additional compensation to Mr. Roberts that has the effect of offsetting taxable income he would otherwise recognize annually in connection with this policy. Mr. Roberts pays income tax on this additional compensation. With respect to the term life insurance policies, we pay the premiums on these policies and an additional amount to cover taxes in respect of such payments. The term life insurance-related agreements do not terminate upon the termination of Mr. Roberts’ employment with us.

Employment Agreements with Messrs. Smith and Alchin

Base Salary.  The agreements with Messrs. Smith and Alchin provide for an annual base salary of $1,225,000 and $1,025,000, respectively, from the inception of the agreement through December 31, 2006. In each case, this amount will be reviewed for increase for each subsequent calendar year in the term of the agreement, which ends on December 31, 2008, unless the agreement is terminated earlier as a result of a termination of the executive’s employment. If so adjusted, base salary may not be reduced, except under an overall plan to reduce the compensation of all our senior executive officers.

Bonus.  Each executive is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, each executive’s applicable target bonus percentage will not be less than 125% if all performance targets are achieved.

Employment Agreement with Mr. Burke

Base Salary.  The agreement provides for an annual base salary of $2,000,000 from the inception of the agreement through December 31, 2006. This amount will be reviewed for increase for each subsequent calendar year in the term of the agreement, which ends on December 31, 2010, unless the agreement is terminated earlier as a result of a termination of Mr. Burke’s employment. If so adjusted, Mr. Burke’s salary may not be reduced, except under an overall plan to reduce the compensation of all our senior executive officers.

Bonus.  Mr. Burke is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Burke’s applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Deferred Compensation.  The agreement entitles Mr. Burke to an annual company contribution to our deferred compensation plan as follows: 2006, $1,680,000; 2007, $1,764,000; 2008, $1,852,200; 2009, $1,944,800; and 2010, $2,042,050.

Compensation Agreement with Mr. Ralph J. Roberts

Base Salary.  The agreement provides for an annual base salary of $1,600,000 effective as of November 18, 2002. This amount will be reviewed for increase for each subsequent calendar year in the term of the agreement, which ends on December 31, 2007, unless the agreement is terminated earlier as a result of a termination of Mr. Roberts’ employment. If so adjusted, Mr. Roberts’ salary may not be reduced, except under an overall plan to reduce the compensation of all our senior executive officers.

Bonus.  So long as he continues to serve as one of our executive officers, Mr. Roberts will be eligible to receive annual bonuses of up to 50% of his base salary based on performance targets established by the Compensation Committee.

Split-Dollar Life Insurance.  The agreement requires that we provide funding for split-dollar life insurance policies having an approximately $125 million aggregate net death benefit as of December 31, 2006. Certain of this split-dollar life insurance was provided to replace the potential benefits represented by a prior terminated discretionary bonus plan with respect to the appreciation through March 15, 1994 in the options for Class A Special common stock previously awarded to Mr. Roberts, taking into account our financial position and the tax deductibility of any such payments. Under the agreement and the terms of the split-dollar life insurance arrangements, we are obligated to pay the whole life portion of the premiums for these policies and, upon payment of the policies at the death of Mr. Roberts or of the survivor of Mr. Roberts and his spouse, as applicable, we recover all of such premiums. In 2004, Mr. Roberts waived our obligation to pay these premiums in exchange for an RSU award. In addition, under the agreement and these split-dollar life insurance arrangements, we are obligated to reimburse Mr. Roberts for the term life portion of the premiums he pays attributable to certain of these policies (and an additional amount to cover taxes in respect of such reimbursements). We also pay additional compensation to Mr. Roberts that has the effect of offsetting taxable income he would otherwise recognize in connection with certain other of these policies (and an additional amount to cover taxes in respect of such payments).

Employment Agreement with Mr. Cohen

Base Salary.  The agreement provides for an annual base salary of $1,200,000 from the inception of the agreement through December 31, 2006. This amount will be reviewed for increase for each subsequent calendar year in the term of the agreement, which ends on December 31, 2010, unless the agreement is terminated earlier as a result of a termination of Mr. Cohen’s employment. If so adjusted, Mr. Cohen’s salary may not be reduced, except under an overall plan to reduce the compensation of all our senior executive officers.

Bonus.  Mr. Cohen is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Cohen’s applicable target bonus percentage will not be less than 125% if all performance targets are achieved.

Deferred Compensation.  The agreement entitles Mr. Cohen to an annual company contribution to our deferred compensation plan as follows: 2006, $750,000; 2007, $787,500; 2008, $826,875; 2009, $868,219; and 2010, $911,630.

Potential Payments upon Termination or Change in Control

Potential Payments Due upon Termination of Employment

This section describes the payments and benefits that our named executive officers would have been entitled to had their employment been terminated under the circumstances described below on December 31, 2006. In this section, the value associated with the acceleration of equity compensation is based on the closing market price of a share of our Class A common stock and Class A Special common stock as of December 31, 2006, minus, in the case of stock options, the exercise price. On December 31, 2006, the closing market price of our Class A common stock was $42.33, which is equivalent to $28.22 as a result of our three-for-two stock split, and the closing market price of our Class A Special common stock was $41.88, which is equivalent to $27.92 as a result of our stock split.

Our annual cash bonus policy provides that employees, including our named executive officers, will receive their bonuses in respect of the year if they are employed with us on December 31. Because this section assumes that the termination of employment of our named executive officers occurred on December 31, 2006, the description of potential payments due upon a termination includes those bonus amounts in respect of 2006 (whether or not such payment is provided for in an executive’s employment agreement).

In addition to the specific payments and benefits described for each named executive officer, our named executive officers will also be entitled to receive any benefits due under the terms of our benefit plans and programs, including Mr. Ralph J. Roberts’ SERP and our non-qualified deferred compensation arrangements described in further detail, respectively, in “— Pension Benefits at 2006 Fiscal Year-End” on page 47 and “— Non-qualified Deferred Compensation in and as of 2006 Fiscal Year-End” on page 48.

Mr. Brian L. Roberts

If Mr. Roberts’ employment is terminated by reason of his death or disability, we must continue to pay his base salary on a monthly basis, and his annual cash bonus on an annual basis (assuming full achievement of target performance), for five years to him or, upon his death, to his estate or to his spouse for so long as she is living and thereafter to her estate. Upon such termination, unvested stock options and RSUs will vest in full and the options will remain exercisable for the remainder of their terms. Upon his disability, we will continue to provide the company deferred compensation credits on the schedule set forth in his employment agreement for so long as he is living. Upon Mr. Roberts’ death, his estate or his spouse is entitled to payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of his death, and his spouse is entitled to continued health benefits during her lifetime. If we terminate his employment without cause or he terminates it with good reason, Mr. Roberts is entitled to payment of base salary (based on the highest base salary he received during the term) on a monthly basis and health benefits for a period through the later of June 30, 2009 and 24 months after termination. He is also entitled to the payment of his annual cash bonus (based on his highest participation levels during the term) on an annual basis for a period through the later of June 30, 2009 and 12 months after termination and payment of his annual cash bonus, prorated to reflect the number of days he is employed during the year of such termination (assuming full achievement of target performance). If Mr. Roberts dies after a termination without cause or with good reason and before June 30, 2009, his surviving spouse or her estate will be entitled to receive the death benefits described above, and we will continue to provide the company deferred compensation credits on the schedule set forth in his employment agreement. In addition, unless Mr. Roberts’ employment terminates by reason of his death, we will be required to continue to provide funding for the term life insurance policies described in “— Agreements with Our Named Executive Officers,” which begins on page 49.

If Mr. Roberts’ employment had been terminated on December 31, 2006 due to his disability, he would have been entitled to an amount of payments and benefits totaling $129,699,998. This amount is comprised of the following amounts and benefits: base salary continuation ($12,500,000); annual cash bonus continuation ($45,000,000); the value associated with the acceleration and full-term exercisability of unvested stock options ($33,993,788) and the acceleration of RSUs ($17,704,523); the continued crediting of company deferred compensation contributions on the schedule set forth in his employment agreement ($6,951,262); and the continuation of payments in respect of life insurance policies ($13,550,425). If his employment had been terminated on this date due to his death, his spouse and/or his or her estate would have been entitled to an amount of payments and benefits totaling $109,788,361. This amount is comprised of the following amounts and benefits: base salary continuation ($12,500,000); annual cash bonus continuation ($45,000,000); the value associated with the acceleration and full-term exercisability of unvested stock options ($33,993,788) and the acceleration of RSUs ($17,704,523); and the value associated with the provision of health benefits to his spouse ($590,050).

If Mr. Roberts’ employment had been terminated on December 31, 2006 by us without cause or by him with good reason, he would have been entitled to an amount of payments and benefits totaling $53,031,190. This amount is comprised of the following amounts and benefits: base salary continuation ($6,250,000); annual cash bonus continuation ($26,250,000); the continued crediting of company deferred compensation contributions on the schedule set forth in his employment agreement ($6,951,262); the value associated with the provision of health benefits ($29,503); and continuation of payments in respect of life insurance policies ($13,550,425).

Messrs. Smith and Alchin

If either executive’s employment terminates due to his death or disability, he or his estate will receive three months of base salary, payment of his annual cash bonus, prorated to reflect the number of days he is employed during the year of such termination (assuming full achievement of target performance), full vesting of his stock options and RSUs, and his options will remain exercisable for the remainder of their terms. If we terminate either executive’s employment without cause or the executive terminates his employment with good reason, he is entitled to receive his then current base salary on a monthly basis for a period of 24 months from the date of termination. He is also entitled to receive one year’s annual cash bonus (assuming full achievement of target performance) and continued vesting of his RSUs for one year following termination. Certain options held by the executive will vest in full upon termination and remain exercisable through or at the end of their original terms. Each executive will also be able to participate in our health benefits until age 65 or, if he is not eligible to participate, we will reimburse him on an after-tax basis for the incremental cost of obtaining other coverage. We will also provide an office and secretarial services through age 65 and credit his deferred compensation account balances with the employee rate through the end of the fifth calendar year following the year of his termination.

If Mr. Smith’s employment had been terminated on December 31, 2006 due to his death or disability, he or his estate would have been entitled to an amount of payments and benefits totaling $36,660,414. This amount is comprised of the following amounts and benefits: base salary continuation ($306,250); annual cash bonus continuation ($1,531,250); and the value associated with the acceleration and full-term exercisability of unvested stock options ($26,648,991) and the acceleration of RSUs ($8,173,923). If Mr. Alchin’s employment had been terminated on December 31, 2006 due to his death or disability, he or his estate would have been entitled to an amount of payments and benefits totaling $31,006,570. This amount is comprised of the following amounts and benefits: base salary continuation ($256,250); annual cash bonus continuation ($1,281,250); and the value associated with the acceleration and full-term exercisability of unvested stock options ($22,270,853) and the acceleration of RSUs ($7,198,217).

Election to Change Status.  On November 27, 2006, Mr. Smith notified us of his decision to retire from his positions as Executive Vice President and Co-Chief Financial Officer, which constituted an election to change his status from full-time executive to part-time non-executive employee, effective March 28, 2007. On the same day, Mr. Alchin notified us of his intention to retire from his positions as Executive Vice President, Co-Chief Financial Officer and Treasurer, which constituted an election to change his status from full-time executive to part-time non-executive employee, effective early in 2008. Once the executive notifies us in writing of his decision to change his status, we have the ability to terminate his employment instead of allowing him to work part-time. Until December 31, 2008, the executive will be required to provide service on a part-time basis only and will receive as compensation 30% of the base salary, cash bonus and grants of stock options and/or RSUs that he would have received had he remained a full-time employee. During this period, RSUs will continue to vest. During this period and until he reaches age 65, the executive will be entitled to participate in our health benefits, or, if he is not eligible to participate, we will reimburse him on an after-tax basis for the incremental cost of obtaining other coverage. We will also provide an office and secretarial services during this period and until the executive reaches age 65. In addition, we will credit the executive’s deferred compensation account balances with the employee rate through the end of the fifth calendar year following the year of his termination. If we terminate either executive after he has made this election, he will be entitled to receive the health, office and deferred compensation benefits described above. In addition, upon such termination certain options held by the executive will vest in full and remain exercisable through or at the end of their original exercisable terms. If this termination occurs before June 30, 2007, in the case of Mr. Smith, and June 30, 2008, in the case of Mr. Alchin, he will be entitled to receive the vesting of all RSUs through this date.

If we had terminated Mr. Smith’s employment on December 31, 2006, he would have been entitled to an amount of payments and benefits totaling $37,270,015. This amount is comprised of the following amounts and benefits: base salary continuation ($735,000); annual cash bonus continuation ($2,450,000); the value associated with the treatment of certain stock options ($26,648,991) and RSUs ($1,393,701); the value associated with the provision of health benefits ($54,276) and secretarial support ($150,000); and the value associated with continuing the crediting of the active employee rate on his deferred compensation account for five years ($5,838,047). If we had terminated Mr. Alchin’s employment on December 31, 2006, he would have been entitled to an amount of payments and benefits totaling $33,644,153. This amount is comprised of the following amounts and benefits: base salary continuation ($615,000); annual cash bonus continuation ($2,050,000); the value associated with the treatment of certain stock options ($22,270,853) and RSUs ($2,458,526); the value associated with the provision of health benefits ($33,082) and secretarial support ($175,000); and the value associated with continuing the crediting of the active employee rate on his deferred compensation account for five years ($6,041,692).

Messrs. Burke and Cohen

If either executive’s employment terminates due to his death or disability, he or his estate will receive three months of base salary, payment of his annual cash bonus, prorated to reflect the number of days he is employed during the year of such termination (assuming full achievement of target performance), full vesting of his stock options and RSUs, and his options will remain exercisable for the remainder of their terms. If we terminate either executive’s employment without cause or he terminates his employment with good reason, he is entitled to receive his then current base salary, payable on a monthly basis, and continued health benefits, for a period of 24 months from the date of termination. He is also entitled to receive one year’s annual bonus (assuming full achievement of target performance) and continued vesting of his stock options and RSUs for one year following termination.

If Mr. Burke’s employment had been terminated on December 31, 2006 due to his death or disability, he or his estate would have been entitled to an amount of payments and benefits totaling $46,807,196. This amount is comprised of the following amounts and benefits: base salary continuation ($500,000); annual cash bonus continuation ($6,000,000); and the value associated with the acceleration and full-term exercisability of unvested stock options ($23,912,787) and the acceleration of RSUs ($16,394,409). If Mr. Cohen’s employment had been terminated on December 31, 2006 due to his death or disability, he or his estate would have been entitled to an amount of payments and benefits totaling $34,918,854. This amount is comprised of the following amounts and benefits: base salary continuation ($300,000); annual cash bonus continuation ($1,500,000); and the value associated with the acceleration and full-term exercisability of unvested stock options ($19,780,671) and the acceleration of RSUs ($13,338,183).

If Mr. Burke’s employment had been terminated on December 31, 2006 by us without cause or by him with good reason, he would have been entitled to an amount of payments and benefits totaling $28,323,846. This amount is comprised of the following amounts and benefits: base salary continuation ($4,000,000); annual cash bonus continuation ($12,000,000); the value associated with the continued vesting of unvested stock options ($8,592,205) and RSUs ($3,708,955); and the value associated with the provision of health benefits ($22,686). If Mr. Cohen’s employment had been terminated on December 31, 2006 by us without cause or by him with good reason, he would have been entitled to an amount of payments and benefits totaling $12,532,228. This amount is comprised of the following amounts and benefits: base salary continuation ($2,400,000); annual cash bonus continuation ($3,000,000); the value associated with the continued vesting of unvested stock options ($4,845,043) and RSUs ($2,263,583); and the value associated with the provision of health benefits ($23,602).

Mr. Ralph J. Roberts

If Mr. Roberts’ employment terminates due to his death or disability, we must continue to pay his base salary on a monthly basis for five years to him or, upon his death, to his estate, and he will receive full vesting of his stock options and RSUs, and his stock options will remain exercisable for the remainder of their terms. Upon Mr. Roberts’ death, he or his estate is entitled to payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year, and we will provide health benefits to Mr. Roberts’ spouse during her lifetime. If we terminate his employment without cause, he will remain entitled to his base salary, annual cash bonus and health benefits until December 31, 2007 and will be entitled to payment of his annual cash bonus, prorated to reflect the number of days he is employed during the year. If we terminate his employment without cause and he dies prior to December 31, 2007, Mr. Roberts’ spouse will be entitled to the same benefits as if his employment had been terminated due to his death. If Mr. Roberts’ elected to change his status to that of a consultant and we terminated his employment for any of the above reasons after such election, he generally would be entitled to receive the same benefits as he would have as an employee, except that he would no longer be entitled to receive an annual cash bonus. In addition, we will be required to continue to provide funding for the split-dollar life insurance policies described in “— Agreements with Our Named Executive Officers,” which begins on page 49.

If Mr. Roberts’ employment had been terminated on December 31, 2006 due to his disability, he would have been entitled to an amount of payments and benefits totaling $153,540,105. This amount is comprised of the following amounts and benefits: base salary continuation ($9,261,000); annual cash bonus continuation ($2,315,250); the value associated with the acceleration and full-term exercisability of unvested stock options ($14,483,858) and the acceleration of RSUs ($12,795,907); and the continuation of payments in respect of split-dollar life insurance policies ($114,684,090; this amount is based upon projected increases in future year premium amounts using Internal Revenue Service, or IRS, tables for the number of years of Mr. Roberts’ and his spouse’s actuarial remaining lives of approximately five years for Mr. Roberts and eight years for Mr. Roberts and his spouse jointly). If Mr. Roberts’ employment had been terminated on December 31, 2006 due to his death, his spouse and/or estate would have been entitled to an amount of payments and benefits totaling $143,218,240. This amount is comprised of the following amounts and benefits: base salary continuation ($9,261,000); annual cash bonus continuation ($2,315,250); the value associated with the acceleration and full-term exercisability of unvested stock options ($14,483,858) and the acceleration of RSUs ($12,795,907); the value associated with the provision of health benefits to his spouse ($209,875); and the continuation of payments in respect of split-dollar life insurance policies ($104,152,350; this amount is based upon projected increases in future year premium amounts using IRS tables for the approximately eight years of Mr. Roberts’ and his spouse’s joint actuarial remaining lives).

If Mr. Roberts’ employment had been terminated on December 31, 2006 by us without cause, he would have been entitled to an amount of payments and benefits totaling $121,175,185. This amount is comprised of the following amounts and benefits: base salary continuation ($1,852,200); annual cash bonus continuation ($4,630,500); the value associated with the provision of post-termination health and other benefits ($8,395); and the continuation of payments in respect of split-dollar life insurance policies ($114,684,090).

Change in Control Provisions

Under each of the agreements with Messrs. Brian L. Roberts, Smith, Alchin, Burke and Cohen, if our Board determines that it is appropriate to accelerate the vesting of options, and, in the case of Mr. Roberts, RSUs, in connection with a change in control transaction, we will provide notice to the executives of this decision at least 10 business days before the anticipated closing date of the change in control transaction. If so determined, all options held by the executives will become immediately exercisable in full, and all RSUs held by Mr. Roberts will immediately become fully vested. Until the day before the date of a change in control, the executives will be able to exercise all such options. If the change in control is not consummated, the options will be treated as not having been exercisable and the RSUs will be treated as not having vested. In addition, if we were to terminate Mr. Roberts’ employment following the change in control, it would be treated as a termination without cause and he would be entitled to the amounts described above.

If our Board were to decide to accelerate the vesting of options, assuming that the change in control occurred on December 31, 2006 and using the value of our Class A common stock and Class A Special common stock on this date, the value associated with the accelerated vesting would be $33,993,788 for Mr. Brian L. Roberts; $26,648,991 for Mr. Smith; $22,270,853 for Mr. Alchin; $23,912,787 for Mr. Burke; and $19,780,671 for Mr. Cohen. If our Board were to decide to accelerate the vesting of RSUs held by Mr. Brian L. Roberts, the value associated with the accelerated vesting would be $17,704,523.

Under the compensation agreement with Mr. Ralph J. Roberts, prior to any change in control, we must establish and fund a grantor trust, the amounts in which will be subject to claims of our creditors in the case of our bankruptcy, for the purpose of paying all deferred compensation, non-qualified retirement benefits and split-dollar life insurance amounts for Mr. Roberts then applicable. Upon the occurrence of a change in control, such trust must become irrevocable, and we must continue to make payments into such trust to maintain sufficient amounts to fund all benefits subject to the trust. While our acquisition of AT&T Corp.’s cable business in November 2002 was a change in control under his compensation agreement, Mr. Roberts elected to waive his right to have us fund the trust at that time; however, Mr. Roberts may exercise this right at any time by providing notice to us. If we were required to fund the trust on December 31, 2006, we would be required to contribute $238,418,062 to such trust. In addition, if Mr. Roberts’ employment is terminated on or after the occurrence of a change in control, it would be treated as a termination without cause and he would be entitled to the amounts described above.

Noncompetition and Confidentiality

Each of the executives is subject to noncompetition and confidentiality covenants. Under the agreements with Messrs. Brian L. Roberts, Smith, Alchin, Burke and Cohen, each executive has agreed not to compete with us during his employment and, in the event his employment terminates other than by us without cause or by him with good reason, for one year after termination of his employment. In the case of Messrs. Roberts, Burke and Cohen, if we have not renewed the executive’s employment agreement and he terminates his employment after the end of the initial term of the agreement (other than for good reason), we may elect to have the noncompetition provisions apply in exchange for providing him with one year’s base salary and bonus. In the case of Mr. Smith, who has elected to change his status, and Mr. Alchin, who has expressed his intent to elect to change his status, if the executive’s employment terminates, then the noncompetition provisions will apply in exchange for providing the executive one year’s base salary and bonus (less any amount actually paid to him in account of base salary or bonus for the year in which termination occurs). Mr. Brian L. Roberts has also agreed not to solicit our employees or customers for one year after termination of his employment.

Under the terms of his compensation agreement, Mr. Ralph J. Roberts has agreed not to compete with us during his employment and for five years after termination of his employment. Breach by Mr. Roberts of any of the noncompetition or confidentiality obligations constitutes cause for termination of his compensation agreement.

Each executive has also agreed to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during and after his employment with us.

All severance and other amounts provided above are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

DIRECTOR COMPENSATION FOR 2006

The following table sets forth specified information regarding the compensation for 2006 of our nonemployee directors. Our employee directors, Messrs. Brian L. Roberts, Ralph J. Roberts and Brodsky, do not receive any compensation for their services as directors. For a description of our nonemployee director compensation program, see “Director Compensation” on page 14.

				Change in Pension Value
	Fees Earned or			and Non-qualified
	Paid in Cash	Stock Awards	Option Awards	Deferred Compensation	Total
Name (a)	($) (b)(1)	($) (c)(2)	($) (d)(3)	Earnings ($) (f)(4)	($)(h)

S. Decker Anstrom	$107,500	$100,000	—	$32,168	$239,668
Kenneth J. Bacon	85,000	100,000	—	22,990	207,990
Sheldon M. Bonovitz	76,000	100,000	—	154,517	330,517
Edward D. Breen	90,000	100,000	—	3,698	193,698
Joseph J. Collins	122,500	100,000	—	9,746	232,246
J. Michael Cook	129,500	100,000	—	24,606	254,106
Jeffrey A. Honickman	125,000	100,000	—	2,551	227,551
Dr. Judith Rodin	127,500	100,000	—	23,488	250,988
Michael I. Sovern	107,500	100,000	—	27,330	234,830

(1)	This column represents all cash retainers and meeting fees earned by our nonemployee directors with respect to their service in 2006, regardless of whether such fees were deferred as described below. Messrs. Anstrom, Breen, Collins and Honickman have elected to receive 50% of their annual retainer (i.e., $25,000) in the form of equity. In 2006, they each earned (and deferred) share units with respect to 1,120 shares of Class A common stock.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of share units with respect to shares of Class A common stock granted as the annual equity award in 2006 and deferred. Fair values in this column have been determined under SFAS 123R and were calculated using the Class A common stock closing price on the date of grant and multiplying it by the number of shares subject to the grant. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers at the time the deferral lapses.

As of December 31, 2006, each of our nonemployee directors had the following outstanding stock awards in the form of share units with respect to shares of Class A common stock, all of which were deferred, certain of which are included in column (c): Mr. Anstrom: 9,203 as a result of annual equity awards and 5,059 as a result of annual retainers; Mr. Bacon: 9,203 as a result of annual equity awards; Mr. Bonovitz: 9,203 as a result of annual equity awards; Mr. Breen: 9,203 as a result of annual equity awards and 1,882 as a result of annual retainers; Mr. Collins: 9,203 as a result of annual equity awards and 2,160 as a result of annual retainers; Mr. Cook: 9,203 as a result of annual equity awards and 4,159 as a result of annual retainers; Mr. Honickman: 9,308 as a result of annual equity awards and 1,257 as a result of annual retainers; Dr. Rodin: 9,203 as a result of annual equity awards and 4,159 as a result of annual retainers; and Mr. Sovern: 9,203 as a result of annual equity awards.

In addition, Mr. Bonovitz had deferred share units with respect to 58,452 shares of Class A Special common stock under the Deferred Stock Option Plan.

(3)	None of our nonemployee directors were granted stock option awards in 2006. As of December 31, 2006, each of our nonemployee directors had outstanding option awards with respect to the following shares: Mr. Anstrom: 33,750 shares of Class A common stock and 8,100 shares of Class A Special common stock; Mr. Bacon: 33,750 shares of Class A common stock; Mr. Bonovitz: 33,750 shares of Class A common stock and 8,100 shares of Class A Special common stock; Mr. Breen: 5,625 shares of Class A common stock; Mr. Collins: 14,062 shares of Class A common stock; Mr. Cook: 43,930 shares of Class A common stock; Dr. Rodin: 33,750 shares of Class A common stock; and Mr. Sovern: 43,932 shares of Class A common stock.

(4)	Annual retainer and other meeting fees received by our nonemployee directors may be deferred in whole or in part under our deferred compensation plans. The amounts in this column represent the dollar value of interest earned on deferred compensation in excess of 120% of the long-term applicable federal rate (the current rate on deferred compensation is 12%).

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2006.

Number of
Securities
Remaining
	Number of		Available for
	Securities to Be	Weighted-	Future Issuance
	Issued upon	Average	Under Equity
	Exercise of	Exercise Price of	Compensation
	Outstanding	Outstanding	Plans Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
	Rights	Rights	Column(a)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)
Class A common stock(2)	135,513,733	$24.44	83,161,471
Class A Special common stock	66,708,563	$21.76	—
Equity compensation plans not approved by security holders	—		—

Total(2)	202,222,296		83,161,471

(1)	Includes the following plans: our 1987 Stock Option Plan, 2002 Stock Option Plan, 2002 Restricted Stock Plan (under which RSUs and performance based RSUs have been granted), 2002 Employee Stock Purchase Plan, 2003 Stock Option Plan and 2002 Deferred Stock Option Plan and deferred compensation plans (under which shares of Class A and Class A Special common stock have been credited to participants’ accounts). The weighted-average exercise price in column (b) takes into account only stock options under our 1987, 2002 and 2003 Stock Option Plans. The number of shares to be issued in column (c) includes 366,705 shares of Class A common stock that were issued in connection with the fourth quarter 2006 purchase period under our Employee Stock Purchase Plan.

(2)	Includes stock options assumed in connection with our acquisition of AT&T Corp.’s cable business in November 2002, which were granted under the AT&T Broadband Corp. Adjustment Plan. As of December 31, 2006, these assumed stock options were outstanding with respect to 49,142,634 shares of Class A common stock and had a weighted average exercise price of $31.91 per share.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Any shareholder proposals intended to be presented at an annual meeting of shareholders called for a date between April 23, 2008 and June 23, 2008 and considered for inclusion in our proxy materials must be received by November 30, 2007. Any shareholder proposals should be directed to Arthur R. Block, Secretary, at our address listed on page 3. However, shareholders who wish to nominate directors for election must comply with the procedures described under “About our Board and its Committees” beginning on page 11.

Any shareholder proposals intended to be presented at the annual meeting of shareholders in 2008 and not included in our proxy materials must comply with the advance notice provision in Section 2.09 of our by-laws. If we call the 2008 annual meeting of shareholders for a date between April 23, 2008 and June 23, 2008, we must receive notice of the proposal on or after February 22, 2008 and on or before March 24, 2008. If we call the 2008 annual meeting of shareholders for any other date, we must receive notice of the proposal by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. If notice is not received by March 24, 2008 (or the tenth day following the day we mail notice of, or announce publicly, the date of our 2008 annual meeting of shareholders, if such meeting is not called for a date between April 23, 2008 and June 23, 2008), the shareholder proposals will be deemed “untimely.” Shareholder proposals failing to comply with the procedures of Rule 14a-8 of the proxy solicitation rules will be excluded. All shareholder proposals should be directed to Arthur R. Block, Secretary, at our address listed on page 3.

SOLICITATION OF PROXIES

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $23,500 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

Electronic Access to Proxy Materials and Annual Report to Shareholders

Shareholders can access this proxy statement and our 2006 Annual Report to Shareholders via our Web site at www.cmcsa.com or www.cmcsk.com. For future annual meetings of shareholders, registered shareholders can consent to accessing their proxy statement and our Annual Report to Shareholders electronically in lieu of receiving them by mail. If you are a registered shareholder and you have not already done so, you can choose this option by marking the “Electronic Access” box on the proxy card or by following the instructions provided when voting via the Internet or by telephone. If you choose this option, prior to each annual meeting of shareholders, you will receive in the mail your proxy card that provides a notice of meeting with a business reply envelope. Your choice will remain in effect unless you revoke it by contacting our transfer agent, Computershare, at 1-888-883-8903 or visiting Computershare’s Web site at www.econsent.com/cmcsa. Shareholders who hold shares through a bank, brokerage firm or other nominee may request electronic access by contacting their nominee.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

Under SEC rules, delivery of one proxy statement and our Annual Report to Shareholders to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

(1) You have the same address as other shareholders registered on our books;

(2) You have the same last name as the other shareholders; and

(3) Your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

For Registered Shareholders

Only one proxy statement and Annual Report to Shareholders will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as separate proxy cards.

What do I need to do to receive just one set of annual disclosure materials?

You do not have to do anything. Unless Computershare is notified otherwise within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/Annual Report to Shareholders in the future unless you notify us otherwise.

What if I want to continue to receive multiple sets of materials?

If you would like to continue to receive a separate set of materials for yourself, call or write Computershare at 1-888-883-8903 or P.O. Box 43091, Providence, Rhode Island 02940-3091. A separate set of materials will be sent to you promptly.

What if I consent to have one set of materials mailed now, but change my mind later?

Call or write Computershare to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and Annual Report to Shareholders within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

ANNUAL REPORT ON FORM 10-K

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO “INVESTOR RELATIONS” AT OUR ADDRESS SET FORTH ON PAGE 3 OF THIS PROXY STATEMENT.

DIRECTIONS TO THE PENNSYLVANIA CONVENTION CENTER

From New Jersey via the Ben Franklin Bridge
Take NJ Turnpike to exit 4 (Philadelphia/Camden Exit).  Take Rte. 73 North and follow it to Rte. 38 West. Take 38 West to the Benjamin Franklin Bridge, crossing into Philadelphia. Follow signs for Vine Street/PA Convention Center. Go approximately 6 blocks and make a left turn onto 12th Street. The West entrance to the Convention Center is located two blocks ahead at the corner of 12th and Arch Streets.

From Interstate 95 North
Take I-95 North to exit 22 (Central Philadelphia/I- 676). Stay in the left lane of this exit. Follow signs for I-676 West to the 1st exit (Broad Street). This exit brings you up to 15th Street. Get into left lane and follow the sign for 611/Broad Street and make a left turn on to Vine Street. Follow signs for Vine Street/PA Convention Center. Make a right turn onto 12th Street. The West entrance to the Convention Center is located two blocks ahead at the corner of 12th and Arch Streets.

Public Transportation
SEPTA (Southeastern Pennsylvania Transportation Authority). Regional rail lines R1, R2, R3, R5, R6, R7 and R8 connect directly to the Convention Center, which is connected to the Market-East/Pennsylvania Convention Center Station (use the 12th Street exit). Elevators are available.

From Interstate 76/Schuylkill Expressway
Take Rte 76 to Exit 344/I-676 East. Take I- 676 East and exit at Broad Street/Rte. 611 (2nd exit). You will be on Vine Street. Follow signs for Vine Street/PA Convention Center to 12th Street (4 traffic lights). Make a right turn onto 12th Street. The West entrance to the Convention Center is located two blocks ahead at the corner of 12th and Arch Streets.

From Interstate 95 South
Take I-95 South to exit 22 (Central Philadelphia/I-676). Stay in the left lane of this exit. Follow signs for I-676 West to the 1st exit (Broad Street). This exit brings you up to 15th Street. Get into the left lane, follow the sign for 611/Broad Street and make a left turn on to Vine Street. Follow signs for Vine Street/PA Convention Center. Make a right turn onto 12th Street. The West entrance to the Convention Center is located two blocks ahead at the corner of 12th and Arch Streets.

Parking Information
Several parking garages are available within blocks of the Convention Center. Shareholders should use the West Entrance which is located at 12th and Arch Streets.

CO-PS-2007

Admission Ticket

000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy card, you may choose one of the two voting methods outlined below to vote your proxy. If you vote by the Internet or telephone, please do not mail back this proxy card.

VALIDATION DETAILS ARE LOCATED BELOW IN THE SHADED BAR.

Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Daylight Time, on May 22, 2007.

Vote by Internet
		•	Log on to the Internet and go to
www.investorvote.com
		•	Follow the steps outlined on the secured website.
Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
		•	Outside the United States, Canada and Puerto Rico, call 1-888-883-8903 on a touch tone telephone. Standard rates will apply.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	123456	C0123456789	12345

 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

☐	Mark this box with an X if you plan to attend the annual meeting of shareholders.	☐	Electronic Access: Mark this box with an X to consent to use Comcast’s Internet site to access all future annual reports and proxy statements and to discontinue mailing of these documents (a proxy card will continue to be mailed).
A. Company Proposals — The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1 and “FOR” Proposal 2.

1.	Election of Directors:	01 — S. Decker Anstrom	02 — Kenneth J. Bacon	03 — Sheldon M. Bonovitz	04 — Edward D. Breen
		05 — Julian A. Brodsky	06 — Joseph J. Collins	07 — J. Michael Cook	08 — Jeffrey A. Honickman
		09 — Brian L. Roberts	10 — Ralph J. Roberts	11 — Dr. Judith Rodin	12 — Michael I. Sovern

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10	11	12
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain

2. Independent Auditors	☐	☐	☐
B. Shareholder Proposals — The Board of Directors recommends a vote “AGAINST” Proposals 3 - 9.

		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain
3.	Prevent the issuance of new stock options	☐	☐	☐	4.	Require that the Chairman of the Board not be an employee	☐	☐	☐	5.	Require sustainability report	☐	☐	☐

6.	Adopt a recapitalization plan	☐	☐	☐	7.	Require annual vote on executive compensation	☐	☐	☐	8.	Require pay differential report	☐	☐	☐

9.	Require disclosure of political contributions	☐	☐	☐

Notice of 2007 Annual Meeting
Wednesday, May 23, 2007, 9:00 a.m.
Pennsylvania Convention Center
One Convention Center Place
1101 Arch Street
Philadelphia, Pennsylvania 19107
Please present this ticket for admittance of shareholder(s) named on the front, together with one guest.
DIRECTIONS TO THE PENNSYLVANIA CONVENTION CENTER

From New Jersey via the Ben Franklin Bridge
Take NJ Turnpike to exit 4 (Philadelphia / Camden Exit). Take Rte. 73 North and follow it to Rte. 38 West. Take 38 West to the Benjamin Franklin Bridge, crossing into Philadelphia. Follow local traffic and the signs for Vine Street/PA Convention Center. Go approximately 6 blocks and make a left turn onto 12th Street. The West entrance to the Convention Center is located two blocks ahead at the NW corner of 12th and Arch Streets.
From Interstate 95 North
Take I-95 North to Exit 22 Central Philadelphia / I-676. Stay in the left lane of this exit. Follow signs for I-676 West to the 1st exit (Broad Street). This exit brings you up to 15th Street. Get into left lane and follow the sign for 611/Broad Street and make a left turn onto Vine Street. Follow signs for Vine Street/PA Convention Center. Make a right turn on to 12th Street. The West entrance to the Convention Center is located two blocks ahead at the NW corner of 12th and Arch Streets.
From Interstate 76/Schuylkill Expressway
Take Rte 76 to Exit 344/I-676 East. Take I-676 East and exit at Broad Street/Rte. 611 (2nd exit). You will be on Vine Street. Follow signs for Vine Street/PA Convention Center to 12th Street (4 traffic lights). Make a right turn onto 12th Street. The West entrance to the Convention Center is located two blocks ahead at the NW corner of 12th and Arch Streets.
From Interstate 95 South
Take I-95 South to Exit 22 Central Philadelphia/I- 676. Stay in the left lane of this exit. Follow signs for 676 West to the 1st exit (Broad Street). This exit brings you up to 15th Street. Get into the left lane, follow the sign for 611/Broad Street and make a left turn onto Vine Street. Follow signs for Vine Street/PA Convention Center. Make a right turn onto 12th Street. The West entrance to the Convention Center is located two blocks ahead at the NW corner of 12th and Arch Streets.
Public Transportation
SEPTA (Southeastern Pennsylvania Transportation Authority). R1, R2, R3, R5, R6, R7 and R8 connect directly to the Convention Center, which is connected to the Market-East/Pennsylvania Convention Center Station (Use the 12th Street exit). Elevators are available.
Parking Information
Several parking garages are available within blocks of the Convention Center. Shareholders should use the West Entrance which is located at 12th and Arch Streets.

IMPORTANT NOTICE: All annual meeting attendees may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before entering the meeting. In addition, video and audio recording devices and other electronic devices will not be permitted at the annual meeting, and attendees will be subject to security inspections.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 23, 2007.
I hereby appoint David L. Cohen and Arthur R. Block, and each of them acting individually, as proxies, with the powers I would possess if personally present, and with full power of substitution, to vote all my shares in Comcast Corporation at the annual meeting of shareholders to be held at the Pennsylvania Convention Center, 1101 Arch Street, Philadelphia, Pennsylvania 19107 at 9:00 a.m. Eastern Daylight Time on May 23, 2007, and at any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including the matters described in the proxy statement, and in accordance with my instructions on the reverse side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are each authorized to vote such matter in their discretion. I hereby revoke all previous proxies given to vote at the annual meeting or any adjournment or postponement thereof.
I acknowledge receipt of the notice of annual meeting of shareholders, and the proxy statement and annual report of Comcast Corporation.

The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. Except in the case of shares held in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan, if your card is signed and returned without instructions, your shares will be voted in favor of all of the director nominees, in favor of Proposal 2 and against Proposals 3-9, and if you do not vote by Internet, telephone or mail and do not vote in person by ballot, your shares will not be voted. If you hold shares in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan and do not vote, or you sign and return your proxy card without voting instructions, the respective plan trustee will vote your shares in the same proportion on each matter as it votes shares held in the respective plan for which voting instructions were received. If you are voting shares held in the Comcast Corporation Retirement-Investment Plan, voting by Internet, telephone, mail or in person by ballot will vote all of your shares held in this plan and as a shareholder of record. If you are voting shares held in the Avaya, Inc. Employee Stock Purchase Plan or the Comcast Spectacor 401(k) Plan, voting by one of these means votes only those of your shares held under the respective plan. If you hold shares that are not represented by this proxy card, you will receive additional proxy card(s) that will allow you to vote your remaining shares by mail. If you are voting with this proxy card, please mark your choices on the other side of this proxy card, sign it below and return it promptly to Comcast Corporation c/o Computershare, N.A. P.O. Box 43106, Providence, RI 02940.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign as name(s) appears hereon. Give full title if you are signing for a corporation, partnership or other entity, or as an attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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